UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CARDIODYNAMICS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

San Diego, CA 92121

Dear Shareholder:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of CardioDynamics International Corporation, which will be held at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on [                    ], August [    ], 2007 at 9:00 a.m. local time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. Our Annual Report on Form 10-K for fiscal 2006 is also enclosed.

The 2007 Annual Meeting of Shareholders will include a proposal regarding the sale of our wholly owned subsidiary, Vermed, Inc., to Medical Device Partners, Inc., a Vermont corporation recently organized by existing management of Vermed to facilitate the acquisition, as well as the election of directors, the ratification of the appointment of our independent registered public accounting firm and the postponement or adjournment of the Annual Meeting, if necessary. If the sale of Vermed is approved and completed, we will receive cash consideration at closing of approximately $8,000,000, subject to adjustment.

The Board of Directors has unanimously recommended that CardioDynamics’ shareholders vote “FOR” the sale of Vermed to Medical Device Partners and “FOR” each of the other proposals. The Board urges you to read this Proxy Statement carefully.

Thank you for your support and we look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors,

Michael K. Perry
Chief Executive Officer

This proxy statement is dated July [    ], 2007 and is first being mailed to shareholders on or about July [    ], 2007.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting of Shareholders in person, you are urged to vote as promptly as possible to ensure your representation and presence of a quorum at the Annual Meeting. Your shares may be voted electronically on the internet, by telephone or by signing, dating and returning the enclosed proxy card. We urge you to do so now regardless of whether or not you plan to attend the meeting in person. No postage need be affixed if your proxy is mailed in the United States.

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

SAN DIEGO, CA 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held August [    ], 2007

The 2007 Annual Meeting of Shareholders of CardioDynamics International Corporation, a California corporation (“CardioDynamics”), will be held at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on [                    ], August [    ], 2007 at 9:00 a.m. local time, to consider and act upon the following matters:

1. To approve the sale of all of the capital stock of our Vermed subsidiary to the management of that subsidiary, pursuant to a Stock Purchase Agreement dated June 25, 2007, all as more fully described in the accompanying Proxy Statement.

2. To elect a Board of Directors for the following year. The following persons have been nominated: James C. Gilstrap, Robert W. Keith, Richard O. Martin, B. Lynne Parshall, Michael K. Perry and Jay A. Warren.

3. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007.

4. To approve the postponement or adjournment of the Annual Meeting, if necessary, for the purpose, among others, of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the proposed sale of Vermed.

5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on July [    ], 2007 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your shares in any one of the manners outlined on the proxy card. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

San Diego, California	Michael K. Perry
Dated: July [ ], 2007	Chief Executive Officer

(i)

(ii)

SUMMARY

This Summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire Proxy Statement, its appendices and the documents referred to or incorporated by reference in this Proxy Statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “CardioDynamics” and “the Company” refer to CardioDynamics International Corporation. We refer to our wholly owned subsidiary Vermed, Inc., as “Vermed.” We refer to Medical Device Partners, Inc. as “Medical Device Partners” or “Buyer.”

The Annual Meeting of Shareholders

Date, Time and Place. The Annual Meeting of shareholders will be held on August [    ], 2007, at 9:00 a.m. local time, at the Company’s headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121.

Purpose of the Annual Meeting. At the Annual Meeting, we will ask you to approve the sale of all of the capital stock of our Vermed subsidiary to Buyer for cash consideration at Closing of $8,000,000, subject to certain pre-Closing and post-Closing adjustments. We will also ask you to approve a proposal to postpone or adjourn the Annual Meeting, if necessary, for the purpose, among others, of soliciting additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve the sale of Vermed. We will also ask you to elect six directors to our Board of Directors and to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007.

Record Date; Stock Entitled to Vote. You are entitled to vote at the Annual Meeting if you owned shares of our common stock at the close of business on July [    ], 2007, the record date for the Annual Meeting. You will have one vote at the Annual Meeting for each share of our common stock you owned at the close of business on the record date. In voting for directors, you may have the right to cumulate your votes, as further described in this Proxy Statement. As of the record date, there were [            ] shares of our common stock entitled to be voted at the Annual Meeting.

Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum for the Annual Meeting. On July [    ], 2007, the record date, there were [            ] shares of the Company’s common stock outstanding. Shares present, in person or by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal, and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum for the meeting.

Vote Required. Assuming a quorum is present, the affirmative vote of a majority of the outstanding shares of our common stock is required to approve the sale of all of the capital stock of Vermed. A plurality of the votes cast (the six directors receiving the most votes) is required to elect each director. The affirmative vote of the majority of the votes cast is required to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm and to postpone or adjourn the Annual Meeting, if necessary, to solicit additional votes to approve the sale of Vermed.

Proposal 1 to Approve the Sale of Vermed

The following is a brief summary of Proposal 1, the sale of our Vermed subsidiary to Buyer for cash consideration at Closing of $8,000,000, subject to certain pre-Closing and post-Closing adjustments.

•	The Companies (page 11)

Seller. The Seller is CardioDynamics, a California corporation. We have three subsidiaries, Vermed and two German companies, CardioDynamics Management, GmbH, and Medis Medizinische Messtechnik, GmbH. We are the innovator and leader of an important medical technology called impedance cardiography (“ICG”). We develop, manufacture and market noninvasive ICG diagnostic and monitoring devices, proprietary ICG sensors and a broad array of medical device electrodes. We were incorporated in June 1980 and our Internet address is www.cdic.com.

Vermed, Inc. We are proposing to sell all of the outstanding capital stock of our wholly owned subsidiary, Vermed, a Delaware corporation. Vermed is a manufacturer of sensors used by physicians using our ICG technology as well as electrodes and related supplies used in electrocardiograms (“ECG”) and other diagnostic procedures for cardiology, electrotherapy, sleep testing, neurology and general purpose diagnostic testing.

Buyer. The Buyer is Medical Device Partners, a Vermont corporation that was formed in June 2007 by the management of Vermed for the purpose of acquiring from us all of the outstanding shares of capital stock of Vermed.

•	The Proposal (pages 11-31).

We are asking our shareholder to consider and vote to approve the sale of all of the outstanding capital stock of Vermed pursuant to the terms of a Stock Purchase Agreement dated June 25, 2007 between CardioDynamics and Buyer (the “Stock Purchase Agreement”). The full text of the Stock Purchase Agreement is attached as Appendix A to this Proxy Statement. We urge you to read the Stock Purchase Agreement carefully and in its entirety. If the sale of Vermed is approved by our shareholders and the transaction closes as contemplated, we will receive cash consideration at Closing of approximately $8,000,000, subject to certain pre-Closing and post-Closing adjustments as further described in this Proxy Statement. Our Board of Directors unanimously determined that the sale of Vermed to Buyer is in the best interests of CardioDynamics and our shareholders, and recommends that our shareholders vote “FOR” the approval of the sale of Vermed pursuant to the Stock Purchase Agreement.

•	Our Plans Following Completion of the Sale of Vermed (page 15).

We plan to utilize the cash proceeds from the sale of Vermed of approximately $8,000,000, as may be adjusted, to meet our existing obligations and for working capital to finance the continued development of our core ICG business. Following the sale, we intend to focus on our ICG core business and will no longer operate in the ECG segment. We do not intend to distribute any of the cash proceeds from the sale to our shareholders. The sale of Vermed will not alter the rights, preferences or privileges of our common stock.

•	Opinion of Cain Brothers Relating to the Sale of Vermed (pages 15-21).

In deciding whether to approve the sale of Vermed, our Board of Directors also obtained and considered the opinion of CardioDynamics’ financial advisor, Cain Brothers & Company LLC (“Cain Brothers”) that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the $8,000,000 cash consideration that we would receive in connection with the sale of all of the capital stock of Vermed to Buyer pursuant to the Stock Purchase Agreement (before any adjustments) was fair to CardioDynamics from a financial point of view. The full text of this opinion is attached as Appendix B to this Proxy Statement. We urge you to read the opinion of Cain Brothers carefully and in its entirety. The opinion was provided for the information and assistance of our Board in connection with the Board’s consideration of the sale of Vermed to Buyer pursuant to the Stock Purchase Agreement. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the proposed sale of Vermed.

•	Interests of Certain Persons in the Sale of Vermed (page 21).

In considering the recommendation of our Board with respect to the sale of Vermed to Buyer, you should be aware that one of our executive officers and certain employees may have interests in the sale of Vermed that are different from, or are in addition to, the interests of CardioDynamics and our shareholders generally. These interests may conflict with the interests of our shareholders. Among other persons, Rich Kalich, President of Vermed and currently an executive officer of CardioDynamics, is a principal owner and manager of Buyer.

•	Material Accounting Treatment of the Sale of Vermed (page 30).

We expect to account for the sale of Vermed as a sale of an investment in our wholly owned subsidiary, in accordance with accounting principles generally accepted in the United States. We expect to recognize a loss in the amount of the difference between the sale price and the book value of our investment in Vermed in the second quarter ended May 31, 2007.

•	Material Federal Income Tax Consequences (page 30).

We do not anticipate that the sale of Vermed will cause us to incur any U.S. federal income tax liability. Additionally, our shareholders will not have any taxable gain or loss as a result of the sale of Vermed. For federal income tax purposes, as of November 30, 2006, we had net operating loss carryforwards of approximately $33,600,000 available to offset future taxable income, which begin to expire in 2011. We do not anticipate having to utilize any of our net operating loss carryforwards, or becoming subject to any limitation on our ability to utilize our net operating loss carryforwards, as a result of the sale of Vermed. Our utilization of net operating loss carryforwards will, however, be subject to certain other limitations under the Internal Revenue Code.

•	Guaranty of Break-up Fee (page 30).

Rich Kalich, President of Vermed and currently an executive officer of CardioDynamics, is also a principal owner and manager of Buyer. Mr. Kalich has agreed to unconditionally guarantee the Buyer’s obligation to timely pay a $125,000 break-up fee to CardioDynamics under the Stock Purchase Agreement if the agreement is terminated under certain circumstances.

•	Regulatory Approvals (page 30).

Except for providing this Proxy Statement, the sale of Vermed is not subject to any federal or state regulatory requirements that must be complied with or approval that must be obtained. As a condition to Closing, CardioDynamics must obtain from the Vermont Economic Development Authority the termination of that certain Guaranty, dated January 19, 2005, and any other related agreements by or involving CardioDynamics in favor of or for the benefit of the Vermont Economic Development Authority.

•	Dissenters’ Rights in Connection with the Sale of Vermed (page 30).

Our shareholders will not be entitled to dissenters’ rights in connection with, or as a result of, the proposed sale of all of the capital stock of our Vermed subsidiary.

•	Anticipated Closing of the Sale of Vermed (pages 27-31).

We intend to complete the sale of all of the capital stock of Vermed after all of the conditions to the Stock Purchase Agreement are satisfied or waived, including approval by our shareholders. We currently expect the transaction to be completed shortly following the Annual Meeting of shareholders and by the end of August 2007.

•	Board of Directors Recommendation (page 31).

Our Board of Directors believes that the terms of the proposed sale of Vermed to Buyer is fair to and in the best interest of CardioDynamics and our shareholders, and has unanimously voted to approve the terms of the Stock Purchase Agreement and the transactions contemplated thereby. Our Board unanimously recommends that you vote “FOR” the sale of all of the capital stock of Vermed pursuant to the Stock Purchase Agreement.

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY STATEMENT FOR THE

2007 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND THE SALE OF VERMED

Q:	Who is soliciting my proxy?

A:	The Board of Directors of CardioDynamics.

Q:	Where and when is the Annual Meeting of Shareholders?

A:	The Annual Meeting of Shareholders of CardioDynamics will be held at our corporate offices located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on August [__], 2007 at 9:00 a.m. local time.

Q:	Who can vote at the Annual Meeting?

A:	All shareholders of record at the close of business on July [ ], 2007, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. As of the close of business on the record date, [ ] shares of our common stock were outstanding.

Q:	What constitutes a quorum for the meeting?

A:	A quorum is required for shareholders to conduct business at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. On the record date, July [ ], 2007, there were [ ] shares of our common stock outstanding. Shares present, in person or by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal, and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately.

Q:	What am I voting on?

A:	You are voting on the following proposals:

1. To approve the sale of all of the capital stock of our Vermed subsidiary to Buyer, a company newly formed by existing management of that subsidiary, pursuant to the terms of a Stock Purchase Agreement dated June 25, 2007, for a purchase price of $8,000,000, subject to adjustment, to be received by CardioDynamics at the Closing of the transaction.

2. To elect six directors to our Board of Directors for the following year.

3. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007.

4. To approve a postponement or adjournment of the Annual Meeting, if necessary, for the purpose, among others, of soliciting additional proxies if there are not sufficient votes at the Annual meeting to approve the sale of Vermed.

Q:	How many votes do I have and how are votes counted?

A:	Each share of our common stock is entitled to one vote on matters brought before the Annual Meeting. In voting for directors, each shareholder may have the right to cumulate his or her votes and give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares he or she holds, or to distribute his or her votes on the same principle among the nominees to be elected in such manner as he or she may see fit. For example, in the event of cumulative voting a shareholder owning ten shares of common stock would have 60 votes (six directors to be elected multiplied by ten shares) to allocate among as few as one, or as many as six candidates. A shareholder may cumulate his or her votes, however, only if his or her candidate or candidates have been placed in nomination prior to the voting and if any shareholder has given notice at the Annual Meeting prior to the voting of that shareholder’s intention to cumulate his or her votes.

The shares represented by the proxy will be voted at the Annual Meeting by the proxy holder as specified by the person solicited. Discretionary authority to cumulate votes is, however, being solicited by the Board of Directors.

Q:	My shares are held in the “street name.” Will my broker vote my shares?

A:	If you hold your shares in “street name,” your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions on such a matter, your shares may not be voted. Shares of common stock represented by “broker non-votes” will, however, be counted in determining whether there is a quorum. If you do not instruct your broker on how to vote, because the vote required is based upon the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, this will have the same effect as a vote against Proposal 1 to approve the sale of Vermed.

Q:	How are “WITHHELD” and “ABSTAIN” votes counted?

A:	California statutes and case law do not provide specific instructions regarding the treatment of abstentions; therefore, we believe that shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy should be treated as present for purposes of determining whether or not a quorum is present at the Annual Meeting and entitled to vote on a particular matter. A “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required affirmative voting threshold, such as Proposal 1, but would have no effect on Proposal 2, the election of directors, who are elected by a plurality of votes, and no effect on Proposals 3 and 4.

Q:	What vote is required to approve each item?

A:	Sale of Vermed. With respect to Proposal 1, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to approve the sale of our Vermed subsidiary pursuant to the Stock Purchase Agreement.

Election of Directors. With respect to Proposal 2, a plurality of the votes cast at the Annual Meeting (which means the six nominees receiving the most votes) will be required to elect each nominee to the Board of Directors.

Ratify Independent Registered Public Accounting Firm. With respect to Proposal 3, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

Postpone or adjourn the Annual Meeting. With respect to Proposal 4, the affirmative vote of a majority of the votes cast at the Annual Meeting, even if less than a quorum, is required to approve the proposal to postpone or adjourn the meeting, if necessary, for the purpose, among others, of soliciting additional proxies.

Q:	What will happen if the sale of Vermed is approved by our shareholders?

A:	If the sale of Vermed is approved by our shareholders, we will sell our investment in Vermed to Buyer pursuant to the terms and conditions of the Stock Purchase Agreement, as more fully described in this Proxy Statement. Following the sale of Vermed, we will still retain our core ICG business, and we will have the cash proceeds from the sale of Vermed.

Q:	Why is CardioDynamics selling its Vermed subsidiary?

A.	As described in greater detail in this Proxy Statement, our Board of Directors believes that it is in the best interests of CardioDynamics and our shareholders to sell Vermed because of its declining gross profit margin, which, coupled with increases to its operating expenses resulting from public company costs, has led to a decline in EBITDA margins. The Board believes it would be better for us to deploy the cash into our ICG business, where the Board considers growth and valuation prospects are more attractive.

Q:	Does the Board believe that CardioDynamics is receiving fair value for its investment in Vermed?

A:	The purchase price for the proposed sale of Vermed to Buyer was negotiated between representatives of CardioDynamics and representatives of Buyer. Our Board of Directors believes that the consideration to be received from Buyer for the sale of Vermed is in the best interests of CardioDynamics and our shareholders, and that belief is based on a variety of factors that are further described in this Proxy Statement. In addition, in making its determination, our Board received a fairness opinion from Cain Brothers, a full-service investment bank and registered broker-dealer specializing in institutional distribution, that the cash consideration (before adjustments) is fair to CardioDynamics from a financial point of view. Cain Brothers’ opinion was rendered solely to our Board for its consideration in determining to approve the Stock Purchase Agreement. Cain Brothers did not opine on the terms of the transaction apart from the unadjusted purchase price or on the business decision to approve the Stock Purchase Agreement and its opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the proposed sale of Vermed. A copy of the opinion of Cain Brothers is attached as Appendix B to this Proxy Statement.

Q:	How will CardioDynamics use the money received from the sale of Vermed?

A:	We intend to use the proceeds from the sale of Vermed for working capital to fund the continued development of our core ICG business, as well as to continue to meet our ongoing obligations incurred in connection with our normal operations such as facilities lease obligations. Additionally, we intend to retire our revolving line of credit and bank term loan.

Q:	When is the sale of Vermed expected to be completed?

A:	If the sale of Vermed is approved at the Annual Meeting, we expect to complete the sale to Buyer as soon as practicable after all of the conditions in the Stock Purchase Agreement have been satisfied or waived. The parties are working toward satisfying the conditions to Closing and completing the sale of Vermed as soon as reasonably practicable. We expect to be able to complete the sale of Vermed by the end of August 2007.

Q:	What will happen to my CardioDynamics shares if the sale of Vermed is approved?

A:

The sale of Vermed will not alter the rights, preferences or privileges of our outstanding common stock. A CardioDynamics shareholder who owns shares of our stock immediately prior to the Closing of the sale of Vermed will continue to hold the same number of shares of CardioDynamics common stock immediately following the Closing. We do not intend to distribute to our shareholders any of the cash proceeds we expect to receive from the sale of Vermed. Rather, we intend to use the proceeds from the transaction, along with our existing cash and cash equivalents, in connection with returning our core business to profitability and in our future business plans.

Q:	Will shareholders have dissenters’ rights?

A:	No. Under California law, which is our state of incorporation, holders of our common stock do not have rights to dissent from the proposed sale of the outstanding capital stock of Vermed and obtain an appraisal of the fair value of their CardioDynamics shares.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	The Board of Directors recommends that you vote “FOR” (1) the proposal to approve the sale of all of the outstanding capital stock of Vermed pursuant to the Stock Purchase Agreement, (2) the election of the six nominees to our Board of Directors, (3) the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007, and (4) the proposal to approve a postponement or adjournment of the Annual Meeting, if necessary, for the purpose, among others, of soliciting additional proxies if there are not sufficient votes at the Annual meeting to approve the sale of Vermed.

Q:	What should I do now?

A:	Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, or vote electronically on the internet or by telephone. You should indicate your vote now even if you expect to attend the Annual Meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the Annual Meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting. If you do not vote, this will have the same effect as a vote against the sale of Vermed.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote in one of three ways, at any time before your proxy is voted at the Annual Meeting, by (i) revoking your proxy by written notice to our Corporate Secretary stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date, or (iii) attending the Annual Meeting and voting in person.

Q:	Who will bear the cost of this solicitation?

A:	We will pay for the cost of soliciting proxies and may reimburse brokerage firms and others for their expenses in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but our regular employees may, without additional compensation, solicit proxies personally by telephone or fax. We have retained [ ] to assist us in soliciting proxies. We will pay the fees of [ ], which we expect to be approximately $[ ] plus the reimbursement of expenses.

Q:	Whom should I contact with questions?

A:	If you have any questions regarding the sale of Vermed, you may contact Rhonda Rhyne, the Company’s President, at CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, or call (858) 535-0202. If you need additional copies of this Proxy Statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor, [ ], by telephone at [( ) - ] (toll free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon reasonable assumptions when made, but there can be no assurance that these expectations will be achieved or accomplished. Sentences in this document containing verbs such as “believe”, “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.) constitute forward-looking statements that involve risks and uncertainties. Items contemplating or making assumptions about actual or potential future business plans, sales, market size, collaborations, trends or operating results also constitute such forward-looking statements. These statements are only predictions and actual results could differ materially. Certain factors that might cause such a difference are discussed throughout the reports we file with the SEC, including our Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date we made the statement, and we do not undertake to update the disclosures contained in this document or reflect events or circumstances that occur subsequently or the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. We also incorporate by reference into this Proxy Statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended November 30, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2007; and

•	our Current Reports on Form 8-K filed on March 6, 13 and 23, April 10 and 23, and June 1, 14 and 26, 2007.

We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of our filings should be directed to CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300 San Diego, California 92121, Attention: Corporate Secretary, and should be made by August [    ], 2007 in order to receive them before the special meeting.

Shareholders should not rely on information other than that contained or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide information that is different from that contained in this Proxy Statement. This Proxy Statement is dated July [    ], 2007. No assumption should be made that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement will not create any implication to the contrary.

If you have questions about after reading this Proxy Statement, you may contact CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, or call (858) 535-0202. If you need additional copies of this Proxy Statement or the enclosed proxy card, or if you have questions about the proposals or how to vote your shares, you may also contact our proxy solicitor, [                    ], by telephone at [(            )             -            ] (toll free).

PROPOSAL 1

APPROVAL OF SALE OF VERMED

The following information describes the material aspects of the proposed sale by CardioDynamics of all of the outstanding shares of capital stock (the “Shares”) of Vermed, our wholly owned subsidiary, to Medical Device Partners, as the Buyer. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this Proxy Statement, including the Stock Purchase Agreement. You are urged to carefully read the appendices in their entirety.

Pursuant to the Stock Purchase Agreement dated June 25, 2007 between CardioDynamics and the Buyer, CardioDynamics will sell to the Buyer all of the Shares of capital stock of Vermed for eight million dollars ($8,000,000) in cash at Closing, subject to certain pre-Closing and post-Closing adjustments to the purchase price as described below. The Stock Purchase Agreement is attached to this Proxy Statement as Appendix A. We urge you to read the Stock Purchase Agreement carefully and in its entirety.

Rich Kalich, President of Vermed and an executive officer of CardioDynamics, is a principal owner and manager of the Buyer. In addition, other members of Vermed’s management are investors in and/or managers of Buyer. The sale of all of the outstanding capital stock of Vermed will not result in any material change in the rights of holders of common stock of CardioDynamics.

The Board of Directors of CardioDynamics has determined that the sale of Vermed is advisable and in the best interest of CardioDynamics and our shareholders, and the Board approved the sale of Vermed and the Stock Purchase Agreement on June 25, 2007. Our Board of Directors has determined that it would be prudent to seek shareholder approval of the sale of Vermed and it is a condition to Closing under the Stock Purchase Agreement that a majority of the outstanding shares of our common stock shall have approved the sale of Vermed pursuant to the Stock Purchase Agreement.

The Companies

In addition to CardioDynamics, the other parties to the transaction are Vermed and Medical Device Partners.

Vermed, Inc. Vermed, our wholly owned subsidiary located in Bellows Falls, Vermont, is a manufacturer of sensors used by clinicians using our ICG technology as well as electrodes and related supplies used in electrocardiograms (“ECG”) and other diagnostic procedures for cardiology, electrotherapy, sleep testing, neurology and general purpose diagnostic testing. We acquired Vermed in March 2004 from Vermont Medical, Inc.

Medical Device Partners, Inc. The Buyer is a Vermont corporation that was formed in June 2007 by the management of Vermed for the purpose of acquiring from us all of the outstanding shares of capital stock of Vermed. The Buyer does not currently, and has never, engaged in any business or other operations. The Buyer’s principal corporate offices are located at 9 Lovell Drive, Bellows Falls, Vermont 05101-1556, and its telephone number is (802) 463-9976.

Reasons for the Proposed Sale of Vermed

Our Board of Directors considered a number of factors in evaluating the potential sale of Vermed and the Stock Purchase Agreement. In addition, our Board consulted with management, as well as our legal counsel and financial advisor. Discussed below are the primary reasons our Board considered in determining to approve the sale of Vermed pursuant to the Stock Purchase Agreement.

Over the time period from 1998 to 2003, our revenues grew rapidly from $2 million to $30 million and we achieved consistent growth in profitability and operating cash flow from 2001 to 2003. In January, 2004, the Centers for Medicare and Medicaid Services (CMS) issued a policy change for ICG technology which restricted reimbursement for the hypertension (high blood pressure) use of our technology. During the following three years our ICG business performance declined significantly due to reduced instrument sales and sensor utilization resulting from the Medicare policy restriction. We believe proceeds provided from the sale of Vermed will provide funding for necessary strategic investments to return the ICG business to revenue growth and profitability.

Vermed has made solid contributions to CardioDynamics’ overall operations during our ownership of the Vermed business. However, despite the positive contributions, there has also been deterioration in Vermed’s operating results during this time. We have experienced erosion in Vermed’s gross margin from approximately 39.3% in 2004 to an estimated 29.6% in 2007.

This decline is due to two primary factors: First, we have experienced significant increases in several key commodity costs including silver, copper and petroleum based products such as the foam used in our sensors. Each of these commodities has more than doubled during this period of time. Secondly, additional Group Purchasing Organization and OEM business (including Premier, McKesson, Cardinal, and Physician Sales and Service) obtained has been under a great deal of price pressure and has further contributed to the lower gross margins.

These declines in gross profit margin, coupled with increases to operating expenses resulting from Sarbanes-Oxley legislation and other public company costs has led to a decline in Vermed’s EBITDA margins from 23.6% in 2004 to an estimated 9.9% in 2007.

We concluded that these forces will likely continue to face the Vermed business in the years ahead and it would be better for us to deploy the cash into the ICG business where we consider the growth and valuation prospects to be considerably more attractive looking out over the next three to five years.

In evaluating the proposed transaction, our Board of Directors was aware of the following:

•

the book value of Vermed’s assets constitutes 44% and 43% of the consolidated total tangible assets (which excludes the substantial goodwill component of book value attributable to the recently-acquired Vermed assets and operations) of CardioDynamics for the fiscal years ended November 30, 2006 and 2005, respectively;

•	the book value of Vermed’s assets constitutes 54% and 49% of the consolidated total assets of CardioDynamics for the 2006 and 2005 fiscal years, respectively;

•	the net external sales of Vermed constitute 35% and 25% of the total consolidated net external sales of CardioDynamics for the 2006 and 2005 fiscal years, respectively;

•	the gross margin as a percentage of sales for the ECG segment of 35% and 39% for the 2006 and 2005 fiscal years, respectively, is lower than the gross margin for the ICG segment of 62% and 65%;

•	Vermed was acquired just over three years ago for $16.5 million and we are now selling our investment in Vermed at a significant loss compared to the original purchase price;

•	CardioDynamics has been since its organization and will continue after the sale of Vermed to be predominantly a company dedicated to developing its ICG technology;

•	Vermed’s ECG business has been a separate reporting segment from our ICG business;

•

the disposition of Vermed would not deprive CardioDynamics of its historical and primary business as an ICG company, nor the means by which CardioDynamics may remain a viable entity, and will allow CardioDynamics to focus on returning its core business to profitability.

Background for the Proposed Sale of Vermed

Over the time period from 1998 to 2003, our revenues grew rapidly from $2 million to $30 million and we achieved consistent growth in profitability and operating cash flow from 2001 to 2003. Our business at the time was solely focused and dependant upon sales of ICG instruments and sensors, with 90% of sales occurring in the United States and 88% of those sales made to physician office customers who were heavily reliant upon Medicare and private insurance reimbursement in order to make investments in new technologies such as ours.

Having achieved a market capitalization in excess of $250 million in late 2003, we felt it important to look for businesses that we could acquire to help diversify the revenue sources for the company, improve our technological capabilities, and/or improve the cost structure of our business.

We acquired Vermed in March 2004 to add an additional product line (ECG electrodes) to the company and also to manufacture our proprietary ICG sensors at a price approximately 30% lower than we were paying to our sensor supplier at the time. Additionally, we acquired Medis Medizinische Messtechnik, GmbH in June 2004 to strengthen our European presence and add additional intellectual property as well as technology development capability in our ICG business.

In January 2004, the Centers for Medicare and Medicaid Services (CMS) issued a policy change for ICG technology which restricted reimbursement for the hypertension use of our technology. During the following three years our ICG business performance declined significantly due to reduced instrument sales and sensor utilization resulting from the Medicare policy restriction.

ICG Business Results

	2004	2005	2006
Revenue	$34,260	$27,686	$19,783
Gross Profit	26,664	18,043	12,297
Operating Income (loss)	1,655	(5,104)	(7,708)

In an effort to reduce ICG business operating expenses to maintain a balance with the reduced revenue levels, we initiated two employee restructurings (the first in June 2005, and the second in March 2006) which, along with natural attrition, reduced our ICG workforce by 37%, or 65 employees. In order to stem slowing purchases of our products, we lowered prices to enhance customer return on investment to offset some of the CMS reimbursement effect. Additionally, we made changes to our sales and marketing focus, structure and strategies during this time in an effort to return growth to the ICG business. These efforts were not enough to overcome declining customer interest in our technology caused by the reimbursement policy restriction.

In light of the deterioration in ICG business performance and the continued reduction in our cash balances, in late 2005, management and the Board of Directors began exploring various strategic alternatives to maximize shareholder value and enhance market adoption for ICG technology. These included a number of alternatives including a potential sale of the entire company or any of its constituent parts, acquisition of additional sources of debt or equity capital, or acquiring smaller businesses and/or product lines whose products could be readily sold by our existing physician office sales force. None of these alternatives resulted in a strategic transaction.

In February, 2006, CMS opened a reconsideration process for ICG technology to determine if our newly published clinical evidence (the CONTROL clinical trial results) would warrant an expansion of hypertension coverage. In April 2006, we completed the sale of $5.25 million of subordinated convertible debt to our largest institutional shareholder in an effort to help fund the return of the business to profitability, which we anticipated would occur rather quickly once the CMS hypertension reimbursement policy restrictions were reduced.

However, after extensive efforts from our management team, our clinical consultants, reimbursement lobbyists and numerous discussions with congressional staff members, CMS issued its draft decision in August

2006 which maintained its current restrictive policy for reimbursement of hypertensive use of ICG technology. Our request for expanded coverage was denied and more clinical evidence requiring future clinical trials was requested from CMS.

We continued strategic discussions amongst management and the Board during the summer of 2006, and at the October 17, 2006 Board meeting, management was instructed to aggressively pursue a strategic transaction. Management met with Cain Brothers following the October 2006 Board meeting to discuss various strategic alternatives and to begin identifying potential parties to contact regarding a possible strategic transaction involving the Company.

During November and December 2006, Cain Brothers and CardioDynamics developed a list of potential buyers for the Company and/or Vermed and prepared a Confidential Information Memorandum and other marketing materials that were disseminated to potential purchasers.

Cain Brothers had discussions with a number of third parties in January and February 2007, which ultimately resulted in two companies providing indications of interest for Vermed in March 2007 at potential prices far greater than the amount ultimately negotiated with Buyer. Both companies participated in one-day due diligence sessions at Vermed’s facility in Bellows Falls, Vermont, in late March. During April, various discussions occurred with both parties and ultimately, neither company chose to move forward with a possible purchase of Vermed. One such interested party advised that they had no continuing interest in a transaction at any price and the other suggested that they would consider a transaction only at a valuation level that would result in net proceeds substantially less than $8,000,000.

On May 1, 2007, we received a letter from the Vermed management team offering to acquire the assets of Vermed for a cash purchase price of $8,000,000. In mid-May, 2007, the Board directed management to explore whether an acceptable transaction with Vermed management could be negotiated, subject to the approval of the CardioDynamics shareholders.

Throughout June 2007, negotiations continued between CardioDynamics and Vermed management and each of their financial and legal advisors to develop a definitive agreement for the sale of Vermed and a multi-year supplier agreement for ICG sensors that was acceptable to both parties. The negotiations involved the cash purchase price, form of transaction (stock versus assets, including tax elections), personal liability to certain principals of Buyer in the event of default, as well as the nature of the representations and warranties to be made by CardioDynamics and limitations on Buyer’s recourse to CardioDynamics in the event of a breach of those representations and warranties.

Negotiations were completed on June 24, 2007, and on June 25, 2007, the proposed transaction was approved by the CardioDynamics Board and the Stock Purchase Agreement was signed by CardioDynamics and the Buyer. Additionally, we agreed with the Buyer on a form of five-year, fixed-price supply agreement that will be signed at the Closing of the transaction, which is anticipated following the approval of shareholders at this Annual Meeting. At that June 25 Board meeting, representatives of Cain Brothers presented its financial analysis of the $8,000,000 cash consideration (before adjustments) provided for in the proposed transaction, after which it delivered to our Board an oral opinion (which opinion was subsequently confirmed in writing) to the effect that, as of the date of the opinion, and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration provided for in the transaction as proposed was fair to CardioDynamics from a financial point of view.

We believe that the proceeds provided from the sale of Vermed will provide funding for necessary strategic investments intended to return the ICG business to revenue growth and profitability. Specifically, we intend to invest in the continued expansion of our sales and clinical application specialist team, in clinical trial research including the PREVENT-HF trail led by Milton Packer which was initiated earlier this year, and in core technology improvement. Our goal through these investments is to establish ICG in the treatment guidelines for heart failure and hypertension over the next five years.

Our Plans Following Completion of the Sale of Vermed

We plan to utilize the approximately $8,000,000 cash proceeds, as may be adjusted, from the sale of Vermed to meet our existing obligations and for working capital, to pay bank debt and to finance the continued development of our core ICG business. Following the sale of Vermed, we intend to focus on our ICG core business and will no longer have operations in the ECG segment. We do not intend to distribute any of the cash proceeds that we receive from the sale of Vermed to our shareholders. The sale of Vermed will not alter the rights, preferences or privileges of our common stock.

Although there can be no assurance that the proceeds from the sale of Vermed will allow us to achieve revenue growth or profitability once again, we believe this transaction is in the best interest of our shareholders. We cannot assure you, however, that we will successfully complete the sale of Vermed or that we will be able to improve revenues or reduce expenses necessary to allow our core business to become profitable again in the near term, or at all.

Opinion of Cain Brothers Relating to the Sale of Vermed

Our Board of Directors retained Cain Brothers to act as our exclusive financial advisor in connection with potential strategic transactions. Cain Brothers was selected by our Board of Directors because of Cain Brothers’ reputation and expertise as an investment banking firm and its familiarity with our company. As part of its investment banking business, Cain Brothers is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and related transactions and valuations for corporate and other purposes in the healthcare services and medical technology markets.

In accordance with the terms of its engagement letter with us, Cain Brothers, at the Board’s request, delivered an oral opinion (which opinion was subsequently confirmed in writing) to the Board of Directors at a meeting of the Board on June 25, 2007. In its letter, Cain Brothers, on the basis of its analyses and review and in reliance on the accuracy and completeness of the information furnished to it and subject to the limitations, qualifications and assumptions noted below and in the full text of its opinion, rendered its opinion to our Board of Directors that, as of June 25, 2007, the $8,000,000 base consideration to be received by us in the transaction (the “Transaction Consideration”) is fair to us from a financial point of view.

The Transaction Consideration was determined in arm’s length negotiations between Buyer and us. Pursuant to Cain Brothers’ engagement letter, Cain Brothers was not retained for the purpose of making a recommendation, nor did it make a recommendation, as to the amount of the Transaction Consideration. We imposed no restrictions or limitations upon Cain Brothers with respect to the investigations made or the procedures followed by Cain Brothers in rendering its opinion.

The full text of Cain Brothers’ opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Cain Brothers in rendering its opinion is attached as Appendix B to this Proxy Statement and is incorporated herein by reference in its entirety. You are urged to, and you should, read the Cain Brothers opinion carefully and in its entirety. The summary of the Cain Brothers opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Cain Brothers opinion.

Cain Brothers’ opinion was provided for the benefit and use of our Board of Directors in connection with its consideration of the transaction. The Cain Brothers opinion addresses only the fairness to us, from a financial point of view, of the Transaction Consideration. Because Cain Brothers’ opinion addresses only the fairness of the Transaction Consideration, it did not express any views on any other terms of the transaction, including without limitation any possible reduction in the consideration received by us in the transaction based upon the adjustments provided for in the Stock Purchase Agreement or otherwise. Cain Brothers also did not express any opinion on the terms of the proposed supply agreement expected to be entered into between us and Vermed in connection with the transaction, nor, with the concurrence of our management, who advised Cain Brothers that it does not detract from the value of the Transaction Consideration, did Cain Brothers take the supply agreement into account in rendering its opinion.

Cain Brothers’ opinion does not address the merits of our entering into the Stock Purchase Agreement as compared to any alternative business transaction or strategy that might have been available to us nor does it address our underlying business decision to effect the transaction, nor does it address the tax consequences to us arising from the transaction and it does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the transaction. The opinion does not address the value of our company or our viability as a going concern after the consummation of the transaction. In addition, Cain Brothers did not opine as to the market value or the prices at which any of our securities may trade at any time in the future.

Cain Brothers’ opinion spoke only as of the date it was rendered, was based on the economic, market and other conditions as they existed and information with which it was supplied as of such date and was without regard to any market, economic, financial, legal, tax or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all of Cain Brothers’ analyses were performed based on market information available as of June 22, 2007.

For purposes of its opinion, Cain Brothers, among other things:

•	reviewed a draft Agreement dated as of June 21, 2007 (including the draft disclosure schedules thereto) and participated in certain negotiations with Buyer;

•	reviewed certain financial, business and other information about Vermed that was publicly available or provided to Cain Brothers by us and/or Vermed;

•

reviewed certain internal financial and operating information, including financial forecasts and projections for Vermed on a stand-alone basis that were provided to Cain Brothers by us and/or Vermed, taking into account (a) Vermed’s historical and current fiscal year financial performance, (b) Vermed’s five-year forecasts which include certain adjustments post-Closing of the Transaction to reflect Vermed as an independent, stand-alone entity, and (c) the terms of certain of Vermed’s key customer contracts;

•

held discussions with our and Vermed’s management regarding Vermed’s prospects and financial outlook and the operating plans of Vermed, including without limitation, the risks and uncertainties of Vermed continuing to operate as a subsidiary of the company;

•	reviewed the valuation in the public market of companies in lines of business that Cain Brothers deemed similar to that of Vermed in market, services offered and/or size;

•	reviewed public information with respect to recent acquisition transactions that Cain Brothers deemed comparable to the proposed transaction;

•	performed discounted cash flow analyses based on Vermed’s five-year forecast;

•

solicited interest from certain prospective candidates to a strategic transaction involving Vermed or CardioDynamics, selected by us in consultation with Cain Brothers, and analyzed their responses; and

•	reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

In connection with its review, Cain Brothers did not assume any responsibility for independent verification of any of the financial information, forecasts and other information provided to it by us and Vermed or that was publicly available to it and its opinion is expressly conditioned on such information being complete and accurate. With respect to the financial information, financial forecasts and other information with respect to Vermed, including any adjustments thereto, that Cain Brothers reviewed, Cain Brothers was advised, and assumed, that such forecasts and such other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our and Vermed’s respective management teams as to the future competitive, operating and regulatory environments and related financial performance of Vermed. Cain Brothers was not requested to make, and did not make, an independent evaluation or appraisal of assets or liabilities of Vermed (contingent or otherwise) or conduct a comprehensive physical inspection of any of the assets of Vermed, nor was Cain Brothers furnished with any such evaluations or appraisals or reports of such physical inspections, nor has Cain Brothers assumed any responsibility to obtain any such evaluations, appraisals or reports. Cain Brothers relied on advice of our legal counsel and independent accountants as to all legal and tax matters with respect to us and the transaction and did not make any independent assessment of such matters. The Cain Brothers opinion necessarily is based upon information available to Cain Brothers as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. In addition, Cain Brothers assumed that the transaction would be consummated upon the terms set forth in the Stock Purchase Agreement without waiver or modification of any material terms.

In preparing its opinion to our Board of Directors, Cain Brothers performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Cain Brothers believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. No company or transaction used in the analysis performed by Cain Brothers as a comparison is identical to Vermed or to the proposed transaction. In addition, Cain Brothers may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Cain Brothers view of the actual value of Vermed. In performing its analyses, Cain Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control and the control of Vermed. Any estimates contained in analyses performed by Cain Brothers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than that suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Cain Brothers’ analysis of the fairness as of the date of the opinion, from a financial point of view, of the consideration to be received by us in the transaction and were provided for the use of our Board of Directors in connection with the delivery of Cain Brothers’ opinion.

The following is a brief summary of the material analyses performed by Cain Brothers in connection with the preparation of its opinion, and presented to our Board of Directors at its meeting held on June 25, 2007. References to revenue and EBITDA (as defined below) of Vermed refer to such items derived from the historical and projected financial results of Vermed, as adjusted by our and Vermed’s managements to reflect their estimates of the direct and indirect costs of operating Vermed on a stand-alone basis, which we refer to above and which were provided to Cain Brothers by management. Certain of the summaries of the financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Cain Brothers, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Comparable Company Analysis

To provide contextual data and comparative market information, Cain Brothers compared our selected historical operating and financial ratios to certain publicly traded firms with market capitalizations below $350 million that participate predominantly, or in part, in the disposable medical products industry (the “Comparable Company Analysis”). These comparable companies consisted of:

•	CAS Medical Systems, Inc.

•	Medical Action Industries, Inc.

•	Merit Medical Systems, Inc.

•	Retractable Technologies, Inc.

•	Specialized Health Products International, Inc.

•	SRI Surgical Express Inc.

•	Utah Medical Products Inc.

In conducting its analysis, Cain Brothers compared, among other things, the enterprise value of Vermed implied by the Transaction Consideration expressed as a multiple of Vermed’s last 12 months (“LTM”) ended May 31, 2007 revenue and earnings before interest, taxes, depreciation and amortization (also referred to as “EBITDA”). Cain Brothers then compared these multiples to the respective low, mean, median and high enterprise value multiples of the comparable companies implied by the public trading value of their common stock. Cain Brothers reviewed information as of June 22, 2007 for the LTM ended March 31, 2007 to calculate specified financial and operating information (as adjusted for one time or unusual items that were publicly disclosed), market values and trading multiples (as described below), and then compared the historical projected financial and operating information of Vermed for the LTM ending May 31, 2007 with the corresponding financial and operating information, market values and multiples of the comparable companies. Due to the fact that Vermed operates on a November 30 fiscal year (“FY”) end basis, and we provided projections to Cain Brothers on a fiscal year basis (including fiscal year-based quarters) only, Cain Brothers utilized LTM ended March 31, 2007 financial measures for the comparable companies as the appropriate comparable information for Vermed’s LTM ended May 31, 2007.

Although Cain Brothers used these companies for comparative purposes, no company utilized in the Comparable Company Analysis is identical to Vermed. Accordingly, consideration of the results of the Comparable Company Analysis cannot be limited to a quantitative review of the mathematical analysis, such as determining the average or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as Vermed.

Enterprise Value as a Multiple of:	Financial Metric (1)	Implied Vermed Transaction Multiple	Low	Median	Mean	High

LTM Revenue	$11.5	0.7x	0.5x	1.7x	1.9x	3.6x

LTM EBITDA	$1.2	6.7x	7.1x	11.5x	12.5x	22.9x

(1)	Numbers listed opposite the LTM metrics, respectively, represent Vermed’s LTM ended May 31, 2007 figures provided by our and Vermed’s managements.

Based on this analysis, Cain Brothers compared Vermed’s implied enterprise value multiples at the Transaction Consideration to the implied range of enterprise multiples of the comparable public companies. Cain Brothers noted that Vermed’s implied multiples based on the Transaction Consideration falls within the multiple ranges of the comparable public companies with respect to revenues and approximately a 0.4 multiple below the low end of the range with respect to EBITDA.

Precedent Transactions Analysis

Using publicly available information for transactions completed since January 1, 2002, Cain Brothers’ analyses included a review of 15 transactions with transaction values below $110 million involving companies in the medical products industry (the “Precedent Transactions Analysis”). No transaction utilized as a comparison in the Precedent Transactions Analysis is identical to the proposed transaction nor is any target company identical to Vermed. Accordingly, consideration of the results cannot be limited to a quantitative review of the mathematical analysis, such as determining the mean or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as Vermed. For each of the precedent transactions, Cain Brothers calculated a multiple of LTM revenue and EBITDA to the enterprise value for each transaction in the case of revenues and for the seven transactions for which EBITDA information was available, as of the announced date of each transaction, and compared such multiples to the corresponding multiples implied by this transaction.

Date Announced	Acquiror	Target

05/11/07	Smith & Nephew plc	BlueSky Medical Group, Inc.

04/03/07	Symmetry Medical, Inc.	TNCO, Inc

03/23/07	Integra LifeSciences Holdings Corp.	LXU Healthcare Inc.

9/11/06	Medical Action Industries, Inc.	Medegen Medical Products LLC

06/29/06	Spacelabs Healthcare, Inc.	Reynolds Del Mar

04/18/06	Akray, Inc	Hypoguard USA, Inc.

11/11/05	Encore Medical Group	Compex Technologies, Inc.

10/17/05	Natus Medical, Inc.	Bio-Logic Systems, Corp.

09/07/05	Integra LifeSciences Holdings Corp	Radionics Division of Tyco Healthcare Group

08/08/05	dj Orthopedics, Inc.	Orthopedics Soft Goods Business (Encore Medical Group)

06/29/05	Huntleigh Technology plc	Obstetrics & Cardiovascular Products (Oxford Instruments Medical Ltd.)

5/15/05	CAS Medical Systems, Inc.	Statcorp, Inc.

2/14/05	Fidelity Capital Investors	Banta Healthcare Group Ltd.

01/06/03	Ferraris Group plc	Del Mar Medical Systems, LLC

9/04/02	Medical Action Industries, Inc.	Maxxim Medical, Inc., Biosafety Division

Enterprise Value as a Multiple of:	Financial Metric (1)	Implied Vermed Transaction Multiple	Low	Mean	Median	High

LTM Revenue	$11.5	0.7x	0.5x	0.9x	0.8x	1.9x

LTM EBITDA	$1.2	6.7x	3.6x	10.1x	11.5x	18.0x

(1)	Numbers listed opposite the LTM metrics represent Vermed’s LTM ended May 31, 2007 figures provided by our and Vermed’s managements.

Based on this analysis, Cain Brothers compared Vermed’s implied enterprise value multiples at the Transaction Consideration to the implied range of enterprise multiples of the precedent transactions. Cain Brothers noted that Vermed’s implied multiples at the Transaction Consideration falls within or approximates the multiple ranges of the precedent transactions.

Discounted Cash Flow Analysis Based on Revenue Exit Multiple

Cain Brothers performed a discounted cash flow analysis based on financial projections provided from our and Vermed’s senior management for FY 2007 to FY 2012. The discounted cash flow analysis is based on the projected future unlevered (before financing costs) free cash flows of Vermed, after taking into consideration capital expenditures and working capital requirements. Cain Brothers calculated a range of terminal values as of November 30, 2012 using multiples of total enterprise value to revenues ranging from 0.50x to 1.25x. The resulting cash flows were taxed at 40.0% and discounted back utilizing weighted average costs of capital (“WACC”) ranging from 16.0% to 20.0%. Based upon and subject to the foregoing, Cain Brothers’ discounted cash flow analysis of Vermed yielded a range of implied enterprise values of Vermed of $5.5 million to $11.0 million. Cain Brothers compared the Transaction Consideration to this range of enterprise values and noted that the Transaction Consideration falls within the enterprise value ranges of the discounted cash flow analysis based on a revenue exit multiple. In particular, Cain Brothers noted the following:

	Implied Enterprise Value of Vermed Assumed Exit Multiple of FY 2012 Projected Revenues
WACC:	0.50x	0.75x	1.00x	1.25x
16.0%	$6.2	$7.8	$9.4	$11.0
17.0%	6.0	7.5	9.1	10.6
18.0%	5.8	7.3	8.7	10.2
19.0%	5.6	7.0	8.4	9.8
20.0%	5.5	6.8	8.1	9.5

Discounted Cash Flow Analysis Based on EBITDA Exit Multiple.

Cain Brothers performed a discounted cash flow analysis based on financial projections provided from our and Vermed’s senior management for FY 2007 to FY 2012. The discounted cash flow analysis is based on the projected future unlevered (before financing costs) free cash flows of Vermed, after taking into consideration capital expenditures and working capital requirements. Cain Brothers calculated a range of terminal values as of November 30, 2012 using multiples of total enterprise value to EBITDA ranging from 6.0x to 10.0x. The resulting cash flows were taxed at 40.0% and discounted back utilizing WACCs ranging from 16.0% to 20.0%. Based upon and subject to the foregoing, Cain Brothers’ discounted cash flow analysis of Vermed yielded a range of implied enterprise values of Vermed of $6.7 million to $10.7 million. Cain Brothers compared the Transaction Consideration to this range of enterprise values and noted that the Transaction Consideration falls within the enterprise value ranges of the discounted cash flow analysis based on an EBITDA exit multiple. In particular, Cain Brothers noted the following:

	Implied Enterprise Value of Vermed Assumed Exit Multiple of FY 2012 Projected EBITDA
WACC:	6.0x	7.0x	8.0x	9.0x	10.0x
16.0%	$7.6	$8.4	$9.2	$9.9	$10.7
17.0%	7.4	8.1	8.8	9.6	10.3
18.0%	7.1	7.8	8.5	9.2	9.9
19.0%	6.9	7.6	8.2	8.9	9.6
20.0%	6.7	7.3	8.0	8.6	9.2

The discounted cash flow analyses of Vermed do not necessarily indicate actual values or actual future results. The range of discount rates applied to Vermed was based upon several factors, including Cain Brothers’ knowledge of Vermed and the industry in which it operates, the business risks associated with Vermed and the overall interest rate environment as of June 22, 2007. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, terminal values and discount rates.

Summary of Analyses

Based on the analyses described above, Cain Brothers noted that the Transaction Consideration was within the implied valuation range resulting from the three analyses. In reaching its opinion with respect to the fairness of the Transaction Consideration to us from a financial point of view, Cain Brothers did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having viewed these results in the aggregate together with certain qualitative considerations including operational, financial and market-related challenges facing us and Vermed, Cain Brothers exercised its professional judgment and determined that, based on the aggregate of the analyses used and the results they yielded, the Transaction Consideration was fair to us from a financial point of view as of the date of its opinion.

Pursuant to our engagement letter with Cain Brothers as currently in effect, we agreed to pay Cain Brothers $200,000 upon delivery of its fairness opinion to our Board of Directors and a transaction success fee upon the successful close the transaction of $500,000, against which the previously paid opinion fee will be credited.

In addition to any fees for professional services, we have agreed to reimburse Cain Brothers, upon request, for certain reasonable out-of-pocket expenses incurred in connection with Cain Brothers carrying out the terms of the engagement letter. We have also agreed to indemnify Cain Brothers against claims related to any of the services rendered pursuant to the engagement letter or matters which are the subject of, or arise out of, the engagement of Cain Brothers contemplated by the engagement letter, including liabilities under the federal securities laws.

The foregoing summary does not purport to be a complete description of the analyses performed by Cain Brothers or the terms of its engagement by us. The foregoing summary of the analyses performed by Cain Brothers is qualified in its entirety by reference to the opinion of Cain Brothers attached as Appendix B to this proxy statement.

Interests of Certain Persons in the Sale of Vermed

In considering the recommendation of our Board with respect to the sale of Vermed, you should be aware that one of our executive officers and certain employees of Vermed may have interests in the sale of Vermed that are different from, or are in addition to, the interests of CardioDynamics and our shareholders generally. These interests may conflict with the interests of our shareholders.

The Buyer is owned and managed by the existing management team of Vermed, which includes Rich Kalich, who is President of Vermed and an executive officer of CardioDynamics. Additionally, Mr. Kalich and other existing management of Vermed own an aggregate of 112,750 shares of CardioDynamics common stock, which ownership will not be affected by the sale of Vermed. Mr. Kalich has agreed to guaranty certain of the obligations of Buyer under the Stock Purchase Agreement.

Financial Information

We have prepared the following unaudited pro forma consolidated financial statements to help our shareholders understand the impact of the sale of all of the outstanding capital stock of our Vermed subsidiary on CardioDynamics’ consolidated financial statements. These unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements and the related notes that are included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2006.

The following unaudited pro forma consolidated financial information was prepared to give effect to the Stock Purchase Agreement for the sale of Vermed and the transactions contemplated thereby. The following unaudited pro forma consolidated balance sheet as of February 28, 2007 gives effect to the disposition of all of the capital stock of Vermed and receipt of proceeds from the sale, as if the disposition occurred on that date. The following unaudited pro forma consolidated statements of operations for the three months ended February 28, 2007 and for the fiscal year ended November 30, 2006 reflect elimination of the sales, expenses, net loss/net income as if the disposition of the business and operations of Vermed had occurred at the beginning of each period presented. This unaudited pro forma financial information should be read in conjunction with the historical financial information of CardioDynamics in other reports and documents we file with the SEC.

CARDIODYNAMICS INTERNATIONAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AT FEBRUARY 28, 2007

(In thousands)

	As Reported	Proforma Adjustments		Proforma Total
Assets (Pledged)
Current assets:
Cash and cash equivalents	$2,620	$8,000	(A)	$8,676
		(370	)(B)
		(1,574	)(C)
Short-term investments	1,536	—		1,536
Accounts receivable, net of allowance for doubtful accounts of $1,298	4,231	(641	)(B)	3,590
Inventory, net	4,642	(1,520	)(B)	3,122
Current portion of long-term and installment receivables	607	—		607
Other current assets	488	(27	)(B)	461

Total current assets	14,124	3,868		17,992
Long-term receivables, net	543	—		543
Property, plant and equipment, net	5,482	(4,016	)(B)	1,466
Intangible assets, net	3,091	(2,862	)(B)	229
Goodwill	11,577	(9,521	)(B)	2,056
Other assets	34	—		34

Total assets	$34,851	$(12,531)		$22,320

Liabilities and Shareholders' Equity
Current liabilities:
Revolving line of credit—bank	$1,000	$(1,000	)(C)	$—
Accounts Payable	1,586	(351	)(B)	1,235
Accrued expenses and other current liabilities	816	(93	)(B)	1,323
		600	(A)
Accrued compensation	1,547	(156	)(B)	1,391
Income taxes payable	25	—		25
Current portion of deferred revenue	117	—		117
Current portion of deferred rent	118	—		118
Current portion of deferred acquisition payments	172	—		172
Provision for warranty repairs—current	138	—		138
Current portion of long-term debt	428	(71	)(B)	29
		(328	)(C)

Total current liabilities	5,947	(1,399)		4,548

Long-term portion of deferred revenue	99	—		99
Long-term portion of deferred rent	263	—		263
Long-term portion of deferred acquisition payments	319	—		319
Provision for warranty repairs—long-term	273	—		273
Long-term debt, less current portion	3,800	(287	)(B)	3,267
		(246	)(C)

Total long-term liabilities	4,754	(533)		4,221

Total liabilities	10,701	(1,932)		8,769

Minority interest	329	—		329
Commitments and contingencies	—	—		—
Shareholders' equity:
Preferred stock, 18,000 shares authorized, no shares issued or outstanding	—	—		—
Common stock, no par value, 100,000 shares authorized, 48,831 shares issued and outstanding	64,355	—		64,355
Accumulated other comprehensive income	245	—		245
Accumulated income (deficit)	(40,779)	(10,599	)(E)	(51,378)

Total shareholders' equity	23,821	(10,599)		13,222

Total liabilities and shareholders' equity	$34,851	$(12,531)		$22,320

See accompanying notes to pro forma consolidated financial statements.

CARDIODYNAMICS INTERNATIONAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

AS OF FEBRUARY 28, 2007

(In thousands, except per share data)

	As Reported	Proforma Adjustments		Proforma Total
Net sales	$7,211	$(2,484	)(D)	$4,727
Cost of sales	2,958	(1,737	)(D)	1,221

Gross margin	4,253	(747)		3,506

Operating expenses:
Research and development	534	(91	)(D)	443
Selling and marketing	3,739	(295	)(D)	3,444
General and administrative	1,219	(298	)(D)	946
		25	(F)
Amortization of intangible assets	152	(97	)(D)	55

Total operating expenses	5,644	(756)		4,888

Loss from continuing operations	(1,391)	9		(1,382)

Other income (expense):
Interest income	74	(3	)(D)	141
		70	(C)
Interest expense	(267)	41	(C)	(226)
Gain on derivative instruments	—	—		—
Foreign currency loss	(8)	—		(8)
Other, net	(2)	—		(2)

Other income (expense), net	(203)	108		(95)

Income (loss) before income taxes and minority interest	(1,594)	117		(1,477)
Minority interest in income of subsidiary	(14)	—		(14)
Income tax provision	(54)	—		(54)

Income (loss) from continuing operations	(1,662)	117		(1,545)
Loss from discontinued operations	—	(10,716	)(E)	(10,716)

Net loss	$(1,662)	$(10,599)		$(12,261)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.22)		$(0.25)

Weighted-average number of shares used in per share calculation:
Basic and diluted	48,831	48,831		48,831

See accompanying notes to pro forma consolidated financial statements.

CARDIODYNAMICS INTERNATIONAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2006

(In thousands, except per share data)

	As Reported	Proforma Adjustments		Proforma Total
Net sales	$30,342	$(10,559	)(D)	$19,783
Cost of sales	14,423	(6,829	)(D)	7,594

Gross margin	15,919	(3,730)		12,189

Operating expenses:
Research and development	2,222	(258	)(D)	1,964
Selling and marketing	15,255	(1,159	)(D)	14,096
General and administrative	4,868	(1,150	)(D)	3,820
		102	(F)
Amortization of intangible assets	506	(387	)(D)	119

Total operating expenses	22,851	(2,852)		19,999

Loss from continuing operations	(6,932)	(878)		(7,810)

Other income (expense):
Interest income	312	(15	)(D)	451
		154	(C)
Interest expense	(991)	153	(C)	(838)
Gain on derivative instruments	1,190	—		1,190
Foreign currency loss	(59)	—		(59)
Other, net	(2)	—		(2)

Other income (expense), net	450	292		742

Loss before income taxes and minority interest	(6,482)	(586)		(7,068)
Minority interest in income of subsidiary	(38)	—		(38)
Income tax provision	(174)	—		(174)

Loss from continuing operations	(6,694)	(586)		(7,280)
Loss from discontinued operations	—	(10,476	)(E)	(10,476)

Net loss	$(6,694)	$(11,062)		$(17,756)

Net loss per common share:
Basic and diluted	$(0.14)	$(0.23)		$(0.36)

Weighted-average number of shares used in per share calculation:
Basic and diluted	48,819	48,819		48,819

See accompanying notes to pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Description of Pro Forma Adjustments for all periods presented

We have prepared the accompanying unaudited pro forma consolidated financial statements to help our shareholders understand the impact of the sale of all of the outstanding capital stock of our Vermed subsidiary on CardioDynamics’ consolidated financial statements. The accompanying unaudited pro forma consolidated balance sheet as of February 28, 2007 gives effect to the disposition of assets sold and receipt of proceeds from the sale, as if the disposition occurred on that date. The accompanying unaudited pro forma consolidated statements of operations for the year ended November 30, 2006 and for the three months ended February 28, 2007 reflect elimination of the sales, expenses, net income (the twelve month period) and net loss (the three month period) as if the disposition of assets, business and operations of the Vermed subsidiary had occurred at the beginning of each period presented. The unaudited pro forma consolidated financial statements should be read in conjunction with the financial statements and notes that accompany CardioDynamics’ audited financial statements, as well as other financial information for the fiscal year ended November 30, 2006 as presented in our Annual Report on Form 10-K.

(A)	To record proceeds from the sale of capital stock of Vermed and estimated banker, legal and accounting fees of $600,000 associated with the close of this transaction.

(B)	To eliminate the assets and liabilities sold with the Vermed subsidiary.

(C)	To reflect repayment of bank debt and corresponding reduced interest expense and increased interest income.

(D)	To eliminate sales, expenses, and net (income) loss of the Vermed subsidiary.

(E)	To record the loss on the sale of the capital stock of Vermed.

(F)	To eliminate intercompany overhead allocation.

Summary of the Stock Purchase Agreement

This summary describes the material terms of the Stock Purchase Agreement and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is attached to this Proxy Statement as Appendix A. We urge you to read the full text of the Stock Purchase Agreement because it is the legal document that governs the Transaction. Capitalized terms not defined in this summary have the meanings set forth in the Stock Purchase Agreement.

Parties. The parties involved in the proposed sale of Vermed, our wholly owned subsidiary, are CardioDynamics, as Seller, and Medical Device Partners, as Buyer.

Assets to be Sold. The assets to be sold by CardioDynamics to Buyer consist of all of the outstanding shares of capital stock of Vermed.

Consideration at Closing. The purchase price to be received by CardioDynamics consists of $8,000,000 in cash paid at the Closing, subject to certain pre-Closing and post-Closing adjustments. At least two business days before the Closing, Buyer must prepare and deliver to CardioDynamics an Estimated Closing Balance Sheet and a calculation of the Estimated Closing Working Capital Amount. The $8,000,000 Purchase Price will be adjusted upward or downward as necessary based on a comparison of the May 31, 2007 Working Capital Amount and the Estimated Closing Working Capital Amount, and the Purchase Price paid by Buyer to CardioDynamics at the Closing will reflect such adjustment. No later than 60 days after the Closing, Buyer will prepare a Preliminary Closing Balance Sheet and make a calculation of working capital based on the Preliminary Closing Balance Sheet and using the Closing Date as the date for determination. Unless Seller timely notifies Buyer of any objection to the Preliminary Closing Balance Sheet, the Preliminary Closing Balance Sheet becomes final and binding and the Purchase Price will be adjusted upward or downward as necessary based on a comparison of the Estimated Closing Working Capital Amount to the Final Closing Working Capital Amount, and any difference will be paid within five days.

Representations and Warranties of Seller. CardioDynamics makes representations and warranties to Buyer regarding the following: (i) due organization of CardioDynamics, (ii) due authorization and validity of the Stock Purchase Agreement, and resolution of the Board to recommend that CardioDynamics’ shareholders approve the Stock Purchase Agreement and the transactions contemplated thereby, (iii) compliance with laws and absence of any violations, conflicts, breaches or defaults under any agreements to which CardioDynamics is a party or imposition of any Lien on the Shares of Vermed, (iv) no obligation to pay any broker’s fees other than payment of a broker’s fee to Cain Brothers, and (v) record and beneficial ownership of the Shares of Vermed free of restrictions on transfer.

Representations and Warranties of Buyer. Buyer makes representations and warranties to CardioDynamics regarding the following: (i) due organization of Buyer, (ii) due authorization and validity of the Stock Purchase Agreement, (iii) compliance with laws and absence of any violations, conflicts, breaches or defaults under any agreements to which Buyer is a party, (iv) no obligation to pay any brokers’ fees, (v) no intent to sell or distribute the Shares within the meaning of the Securities Act, (vi) sufficient internal cash (including proceeds from any unfunded but committed financing) to pay the Purchase Price and resources and capabilities to perform Buyer’s obligations hereunder, the absence of any obligation that would impair or adversely affect such resources and capabilities, and solvency and level of working capital and debts immediately following the transaction, and (vii) acknowledgement by Buyer that the purchase of the Shares is made on an “as-is, where-is” basis, except as otherwise expressly provided.

Representations and Warranties Concerning Vermed. CardioDynamics makes representations and warranties to Buyer regarding the following with respect to Vermed and its operations: (i) due organization and authority to conduct the business of Vermed, (ii) authorization and validity of the Shares, and absence of other outstanding or authorized securities or other interests, (iii) good and marketable title to Vermed’s tangible assets, free and clear of all Liens except Permitted Liens, (iv) absence of any subsidiaries, (v) preparation of Vermed’s financial statements in accordance with GAAP, (vi) absence of any Material Adverse Change since the Most Recent Fiscal Month-End, or engagement in any practice or transaction outside the Ordinary Course of Business, (vii) compliance with laws, (viii) certain tax matters, (ix) fee ownership of the Owned Real Property free and clear of all Liens except Permitted Liens, absence of Leased Real Property, and compliance with zoning and permit requirements, (x) valid right to use computer programs used in Vermed’s Ordinary Course of Business, and absence of infringement, misappropriation or violation of Vermed’s Intellectual Property, (xi) full force and effect and performance of all Material Contracts, and absence of any default or notice of default under any of the Material Contracts, (xii) absence of any outstanding injunction, judgment or order to which Vermed or any of its assets is subject, as well as any litigation, claim, suit, proceeding or investigation threatened against Vermed, (xiii) absence of any collective bargaining agreements, labor union organization activity pending or threatened, or rights to continued employment or severance, (xiv) compliance with ERISA and the Code, employer contributions and employee salary reduction contributions have been made, premiums paid, due status as a qualified plan, absence of any prohibited transactions or breach of fiduciary duty, (xv) compliance with all Environmental, Health and Safety requirements and absence of any notice, report or information regarding actual or alleged material violations, (xvi) no outstanding powers of attorney issued to any person other than Vermed’s officers or employees, and (xvii) maintenance of title and insurance policies relating to Vermed’s business. CardioDynamics’ representations and warranties are in many respects made to the knowledge of certain designated executives of CardioDynamics.

Covenants. CardioDynamics and Buyer make certain covenants with respect to the operation of Vermed’s business prior to the Closing, including: (i) both Parties will use commercially reasonable efforts to take action necessary, proper or advisable to consummate the transaction as soon as reasonably practicable, (ii) CardioDynamics will call and hold a meeting of its shareholders to obtain approval of the Stock Purchase Agreement and the transactions contemplated thereby, including preparing and filing with the SEC the Proxy Statement, responding to any comments received from the SEC, and preparing and filing any amendments or supplements necessary, to have the Proxy Statement cleared by the SEC and mailed to the shareholders, (iii) Vermed will give any necessary notices to third parties and use commercially reasonable efforts to obtain any third party consents required, (iv) Vermed will not engage in any practice or transaction outside the Ordinary Course of Business without the prior written consent of Buyer, (v) Vermed will permit representatives of Buyer full access to its premises, books and records, subject to the provisions of the Confidentiality Agreement, and (vi) Buyer must immediately notify CardioDynamics of any Material Adverse Change or any development, effect or change that would be materially beneficial to Vermed’s business. In addition, CardioDynamics may elect to notify Buyer of any development which causes a breach of the representations and warranties made by CardioDynamics regarding Vermed and its operations, which, unless Buyer timely exercises its right any right it may have to terminate the Agreement, will be deemed to supplement the Disclosure Schedule, qualify the representations and warranties, and cure any misrepresentation or breach of warranty that may have existed without such notice.

Closing Conditions. The obligations of Buyer and CardioDynamics to consummate the transaction are subject to satisfaction of certain conditions precedent which may be waived by the respective party at or prior to the Closing. The conditions precedent to the obligations of Buyer are: (i) the representations and warranties made by CardioDynamics regarding itself and regarding Vermed and its operations are true and correct in all material respects, except to the extent that such representations and warranties are qualified by materiality or Material Adverse Effect, but not any untrue or incorrect representations or warranties which Buyer knew about on the Agreement Data, (ii) CardioDynamics having performed and complied with all covenants, (iii) lack of any injunction, judgment, order or decree preventing consummation of the transaction, (iv) CardioDynamics having delivered a certificate that certain conditions have been satisfied, (v) entry into and delivery of the Custom Manufacturing and Supply Agreement, (vi) approval of the Stock Purchase Agreement and transactions contemplated thereby by the CardioDynamics shareholders, (vii) delivery of signed resignations of certain officers and directors of Vermed, (viii) delivery of an owner’s policy of title insurance on the Owned Real Property, with no exceptions to title other than Permitted Liens, and (ix) termination of the Amended and Restated Unconditional Guaranty and related Deposit Account Control Agreement by or involving Vermed given in favor of or for the benefit of Comerica Bank.

The conditions precedent to the obligations of CardioDynamics are: (i) the representations and warranties made by Buyer are true and correct in all material respects, except to the extent that such representations and warranties are qualified by materiality or Material Adverse Effect, (ii) Buyer having performed and complied with all covenants, (iii) lack of any injunction, judgment, order or decree preventing consummation of the transaction, (iv) Buyer having delivered a certificate that certain conditions have been satisfied, (v) entry into and delivery of the Custom Manufacturing and Supply Agreement, (vi) approval of the Agreement and transactions contemplated thereby by the CardioDynamics shareholders, and (vii) termination of the Guaranty by or involving CardioDynamics given in favor of or for the benefit of the Vermont Economic Development Authority.

Indemnification. CardioDynamics agrees to indemnify Buyer for, from and against any Adverse Consequences which result from a breach of CardioDynamics’ representations or warranties regarding (i) itself, provided that CardioDynamics has no obligation to indemnify Buyer until such Adverse Consequences amount to at least $50,000, and then for not more than the Purchase Price, and (ii) Vermed or its operations, provided that CardioDynamics has no obligation to indemnify Buyer until such Adverse Consequences amount to at least $50,000, and then for not more than $250,000, or if Buyer knew on the Agreement Date that such representations and warranties were breached by CardioDynamics. Buyer agrees to indemnify CardioDynamics for, from and against any Adverse Consequences which result from a breach of Buyer’s representations or warranties.

In addition, CardioDynamics agrees to indemnify Buyer from and against any loss, claim, Liability, expense or other damage exceeding the amount, if any, reserved for Taxes that is directly attributable to (i) Taxes of Vermed for Taxable periods beginning March 22, 2004 and ending on the Closing Date, (ii) Taxes of any member of a group to which Vermed was a member beginning March 22, 2004 and ending on the Closing Date, (iii) Taxes of any person imposed on Vermed as a transferee or successor, which relate to an event or transaction that occurred beginning March 22, 2004 and before the Closing Date, provided that CardioDynamics must only indemnify Buyer for those taxes which exceed the amount reserved for payment of taxes in the Final Closing Balance Sheet and adjusted for in the Purchase Price.

Termination. The Stock Purchase Agreement may be terminated: (i) by mutual written consent of CardioDynamics and Buyer at any time prior to the Closing, (ii) by Buyer any time prior to the Closing if CardioDynamics has given Buyer notice of a development that has had a Material Adverse Effect, (iii) by Buyer at any time prior to the Closing if CardioDynamics has breached any material representation, warranty or covenant in any material respect and such breach has continued without cure for 30 days after notice unless Buyer knew about such breach on the Agreement Date, (iv) by CardioDynamics at any time prior to the Closing if Buyer has breached any material representation, warranty or covenant in any material respect and such breach has continued without cure for 30 days after notice, and (v) by either party if the Closing has not occurred by October 1, 2007 by reason of the failure of any condition precedent by the other party.

Break-up Fee; Expense Reimbursement. If the Stock Purchase Agreement is terminated by CardioDynamics because Buyer has breached a material representation, warranty or covenant and has not cured such breach within 30 days of notice from CardioDynamics or the Closing has not occurred by October 1, 2007 by reason of the failure of any condition precedent by Buyer, Buyer must pay CardioDynamics a Break-up Fee of $125,000 within two days of such termination. If the Stock Purchase Agreement is terminated by Buyer for our reason permitted, CardioDynamics will reimburse Buyer for all reasonable out-of-pocket expenses incurred up to the date of termination.

Delivery of Related Agreements. Concurrently with execution of the Stock Purchase Agreement, Rich Kalich, President of Vermed and an executive officer of CardioDynamics, and an owner of Buyer, executed and delivered a Guaranty in favor of CardioDynamics whereby Mr. Kalich unconditionally guaranteed the timely payment and performance of all obligations and liabilities of Buyer with respect to the Break-up Fee. Concurrent with the Closing, CardioDynamics and Vermed will execute a Custom Manufacturing and Supply Agreement between CardioDynamics and Vermed whereby Vermed will manufacture, on Buyer’s behalf, certain proprietary ICG sensors for CardioDynamics for a period of five years. Pursuant to that agreement, CardioDynamics will grant to Vermed the license to technology necessary for manufacture of the proprietary sensors.

Material Accounting Treatment of the Sale of Vermed

We expect to account for the sale of all of the capital stock of Vermed as a sale of an investment in our wholly owned subsidiary, in accordance with accounting principles generally accepted in the United States. We expect to recognize a loss of approximately $11 million, representing the difference between the sale price calculated in accordance with the Stock Purchase Agreement and the book value of our investment in Vermed in the second quarter ended May 31, 2007.

Material Federal Income Tax Consequences of the Sale of Vermed

We do not anticipate that the sale of all of the capital stock of Vermed will cause us to incur any U.S. federal income tax liability. Our shareholders will not have any taxable gain or loss as a result of the sale of Vermed. For federal income tax purposes, as of November 30, 2006, we had net operating loss carryforwards of approximately $33,600,000 available to offset future taxable income, which begin to expire in 2011. We do not anticipate having to utilize any of our net operating loss carryforwards, or becoming subject to any limitation on our ability to utilize our net operating loss carryforwards, as a result of the sale of Vermed. Our utilization of net operating loss carryforwards will, however, be subject to certain other limitations under the Internal Revenue Code.

Guaranty of Break-up Fee

Rich Kalich, President of Vermed and an executive officer of CardioDynamics, and also a principal owner and manager of Buyer, has agreed to unconditionally guarantee certain obligations of Buyer to CardioDynamics under the Stock Purchase Agreement to timely pay a $125,000 break-up fee to us in the event the Stock Purchase Agreement is terminated by us if Buyer materially breaches the Stock Purchase Agreement or if the transaction does not close before October 1, 2007 not due to any breach on the part of CardioDynamics.

Past Contacts, Transactions, Negotiations and Agreements

CardioDynamics and the Buyer have not had negotiations, transactions or material contacts during the past two years, except (i) as described in this Proxy Statement, (ii) with respect to the proposed sale of Vermed as described herein, and (iii) those arising in the course of business of CardioDynamics as a result of the fact that Mr. Kalich is the President of Vermed and an executive officer of CardioDynamics, and other managers and/or owners of Buyer are employees of our Vermed subsidiary.

Regulatory Approvals

Except for providing this Proxy Statement, the sale of Vermed is not subject to any federal or state regulatory requirements that must be complied with or approval that must be obtained. As a condition to Closing, CardioDynamics must obtain from the Vermont Economic Development Authority the termination of that certain Guaranty, dated January 19, 2005, and any other related agreements by or involving CardioDynamics in favor of or for the benefit of the Vermont Economic Development Authority. The Guaranty was originally given for the purpose of financing certain capital asset purchases in connection with the operation of the Vermed business.

Dissenters’ Rights in Connection with the Sale of Vermed

Under the California General Corporation Law, our shareholders will not be entitled to dissenters’ rights in connection with, or as a result of, the proposed sale of all of the capital stock of our Vermed subsidiary pursuant to the Stock Purchase Agreement.

Anticipated Closing of the Sale of Vermed

We intend to complete the sale of all of the capital stock of Vermed after all of the conditions to the Stock Purchase Agreement are satisfied or waived, including approval by our shareholders of the sale of Vermed pursuant to the Stock Purchase Agreement. We currently expect the transaction to be completed shortly following the Annual Meeting of shareholders, although we cannot assure completion by any particular date, if at all. We currently expect to be able to complete the sale of Vermed by the end of August 2007. We intend to issue a press release once the sale has been completed.

Vote Required

Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of our common stock is required to approve the sale of all of the outstanding capital stock of Vermed pursuant to the Stock Purchase Agreement.

Board of Directors Recommendation

Our Board of Directors believes that the terms of the proposed sale of all of the outstanding capital stock of our Vermed subsidiary to Buyer is fair to, and in the best interest of, CardioDynamics and our shareholders, and has unanimously voted to approve the terms of the Stock Purchase Agreement. CardioDynamics’ Board of Directors unanimously recommends that you vote “FOR” the sale of Vermed.

PROPOSAL 2

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members. Directors are elected at the annual meeting and serve for a term of one year, unless re-elected.

The six individuals below have been nominated for election to our Board to serve until the next annual meeting or until their successors are elected and qualified. Unless you specify otherwise, your proxy will be voted for the election for the below listed nominees of the Board of Directors, each of whom is in an incumbent director, and distributed among the nominees as the proxy holders see fit.

If, however, any of the nominees are unable to serve, or for good cause declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for a substitute. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. Discretionary authority to cumulate votes is being solicited by the Board of Directors, and it is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors’ nominees.

The following table presents a brief biography, as of June 30, 2007, of each nominee to be elected at the Annual Meeting:

Name	Age	Principal Occupation and Business Experience
James C. Gilstrap	71	Mr. Gilstrap has served as the Chairman or Co-Chairman of our Board of Directors since May 1995. Mr. Gilstrap is retired from Jefferies & Company, where he served as Senior Executive Vice President, Partner, board member, and a member of the Executive Committee. Mr. Gilstrap serves on the board of Corautus Genetics, Inc. Mr. Gilstrap is a past President of the Dallas Securities Dealers, as well as a past member of the Board of Governors of the National Association of Securities Dealers, Inc.

Robert W. Keith	49	Mr. Keith has served as a Director since July 2005. Mr. Keith is President and Chief Operating Officer of Verus Pharmaceuticals, Inc. and has held various executive management positions since co-founding the company in November 2002. Prior to that, he was a Partner at Advantage Management Solutions, L.L.C., a commercial strategy and operations consulting firm for life science companies. Prior to that, Mr. Keith was a member of the senior management team at Dura Pharmaceuticals, Inc. and Elan Corporation, plc from 1996 to 2001; during his tenure he served in several positions, including Vice President of Sales, Vice President of Commercial Strategies and Marketing and Vice President of Managed Care and National Accounts. Prior to that, he held an executive management position at Abbott Laboratories. Mr. Keith earned Master’s degrees from both the Wharton School of the University of

		Pennsylvania and the University of Pennsylvania and a Bachelor’s degree from The George Washington University.

Richard O. Martin, Ph.D.	67	Dr. Martin has served as a Director since July 1997. From 1998 until 2001, Dr. Martin served as President of Medtronic Physio-Control Corporation, a medical device company that designs, manufactures and sells external defibrillators and heart monitors. Prior to its acquisition by Medtronic in 1998, Dr. Martin was Chairman and Chief Executive Officer of Physio-Control Corporation. Prior to that, he was Vice President of cardiovascular business development with Sulzer Medica and has held management positions at Intermedics, Inc. and Medtronic, Inc. Dr. Martin serves on the Boards of Directors of Endographic Solutions, Inc., Cardiac Dimensions, Inc., Encore Medical Corp., Inovise Medical Inc., MDdatacor Inc. and Prescient Medical, Inc. Dr. Martin earned a bachelor’s degree in electrical engineering from Christian Brothers College, a Master’s degree in Electrical Engineering from Notre Dame University and a Doctorate in Electrical/Biomedical Engineering from Duke University.

B. Lynne Parshall	52	Ms. Parshall has served as a Director since July 2005. Ms. Parshall has been Executive Vice President of Isis Pharmaceuticals, Inc. since December 1995 and Chief Financial Officer since June 1994. She has held various positions with Isis Pharmaceuticals, Inc. since 1991. Prior to that, she was a Partner at Cooley Godward, LLP from 1986 to 1991. Ms. Parshall serves on the board for Corautus Genetics, Inc. and is on the Board of Trustees of the Bishop’s School. She is also a member of the American, California and San Diego bar associations. Ms. Parshall earned a Bachelor’s degree in Government and Economics from Harvard University and a J.D. degree from Stanford Law School.

Michael K. Perry	47	Mr. Perry has been the Chief Executive Officer and Director of CardioDynamics since April 1998. From 1994 to 1997, Mr. Perry was Vice President of Operations at Pyxis Corporation, and in 1995 assumed additional responsibility for Research and Development. Pyxis Corporation was a pioneer of healthcare automation and information management services, in addition to pharmacy management services to hospitals and outpatient facilities. Mr. Perry was part of the executive team that successfully acquired and integrated three businesses into Pyxis, and in 1996, sold the company to Cardinal Health, Inc. for $980 million.

Prior to joining Pyxis, Mr. Perry served in several increasingly responsible management assignments with Hewlett-Packard Company’s Medical Products Group in manufacturing and finance. Additionally, he was Director of Quality for a division of Hewlett-Packard’s DeskJet Printer Group. In 2003, Mr. Perry was named San Diego Entrepreneur of the Year for Medical Products and Technology. Mr. Perry holds a Master’s degree in Business Administration from Harvard University and a Bachelor’s degree in Mechanical Engineering from General Motors Institute. Mr. Perry serves on the Advisory Board of the University of California San Diego Cardiovascular Center and the Board of Directors for Junior Achievement of San Diego.

Jay A. Warren	53	Mr. Warren has served as a Director since October 2006. Mr. Warren is President and Chief Executive Officer of Cameron Health, Inc., a medical device company that designs, manufactures, and distributes a subcutaneous implantable defibrillator system. Prior to his tenure at Cameron Health, Mr. Warren held various executive management positions at Guidant Corporation, including Vice President of Research and Development, Chief Technology Officer, and Chief Operating Officer of Guidant Cardiac Rhythm Management business. He has also held various positions with Intermedics, Inc., and Medtronic, Inc. Mr. Warren earned a Master’s degree from an interdisciplinary program between Southwest Methodist University and Southwestern Medical School and received his undergraduate degree from California State Polytechnic University, San Luis Obispo. Mr. Warren currently serves on the Boards of Cameron Health, Inc., and BioNeuronics, Inc.

CardioDynamics’ Board of Directors unanimously recommends that you vote “FOR” the nominees listed above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Director Independence

All of the members of our Board of Directors qualify as “independent” as defined by the rules of The Nasdaq Global Market, except for Mr. Perry.

Board Meetings and Committees

The Board of Directors held five meetings during the fiscal year ended November 30, 2006. Each incumbent director nominee participated in at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served.

Audit Committee. The Board of Directors has established a standing Audit Committee currently composed of three non-employee directors, Ms. Parshall, Dr. Martin and Mr. Warren. The Audit Committee is responsible for the appointment, retention and termination of our independent registered public accounting firm, monitoring the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal accounting and disclosure controls. The committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to their attention. Each member of the Audit Committee is “independent” within the meaning of SEC rules and regulations and the listing standards of the National Association of Securities Dealers, and the Board has determined that Ms. Parshall qualifies as an audit committee financial expert within the meaning of SEC rules and regulations. The Audit Committee held five meetings during the fiscal year ended November 30, 2006.

The Audit Committee is governed by a charter, a copy of which was included with our Proxy Statement filed with the SEC on June 4, 2004.

Compensation Committee. The Board of Directors has established a standing Compensation Committee currently composed of three non-employee directors, Dr. Martin, Mr. Keith and Mr. Gilstrap. The Compensation Committee establishes, monitors and acts on matters relating to performance, compensation levels and benefit plans for executive officers and key employees of the Company. For more information, please see the section captioned “Board Compensation Committee Report on Executive Compensation.” Each member of the Compensation Committee is “independent” under the listing standards of The Nasdaq Global Market. The Compensation Committee held four meetings during the fiscal year ended November 30, 2006.

Nominating/Governance Committee. The Board of Directors has established a Nominating/ Governance Committee, currently composed of three directors, Mr. Gilstrap, Mr. Keith and Ms. Parshall. The Nominating/Governance Committee reviews matters pertaining to Board composition and screens and recommends to the Board potential candidates for election as a director. In addition, the Nominating/Governance Committee develops and recommends to the Board a set of corporate governance principles applicable to the Company and oversees corporate governance matters. Each member of the Nominating/Governance Committee is “independent” under the listing standards of The Nasdaq Global Market. The Nominating/Governance Committee held one meeting during the fiscal year ended November 30, 2006.

The Nominating/Governance Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other director nominees, in collectively serving the long-term interests of the shareholders. To this end, the Nominating/ Governance Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Nominating/Governance Committee also will consider any other factor which it deems relevant in selecting individuals as director nominees. The Nominating/Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.

The Nominating/Governance Committee also will consider recommendations properly submitted by our shareholders. Shareholders may recommend qualified candidates for our Board by writing to our Corporate Secretary at our principal executive offices, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121. All shareholder communications that are received in this manner will be submitted to the Nominating/Governance Committee for review and consideration. Nominations of directors by our shareholders will be reviewed by the Nominating/Governance Committee, who will determine whether these nominations should be presented to the Board.

The Nominating/Governance Committee is governed by a charter, a copy of which was included with our Proxy Statement filed with the SEC on June 7, 2005.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

Director Attendance at Annual Meetings

Although CardioDynamics does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting, we encourage all of our directors to attend. Four directors attended the 2006 Annual Meeting of Shareholders.

Communications with the Board of Directors

The Board of Directors welcomes the submission of any comments or concerns from shareholders and any interested parties. Communications should be addressed to CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, Attention: Board of Directors.

Directors’ Fees

Each non-employee director who has not been employed by us during the preceding two years receives 12,000 stock options at each annual meeting of shareholders at which he or she is elected to the Board. In addition, they also receive either a cash fee of $2,000 per month or may instead elect an annual stock option grant representing such amount valued approximately at fair market value. In 2006, the elected grant was for 24,000 stock options and in 2005 the elected grant was for 12,000 stock options. The options vest monthly over 12 months and expire upon the earlier of ten years from the date of grant or two years after the director terminates their position on the Board. All directors are reimbursed for out-of-pocket expenses incurred in connection with their service on the Board.

During fiscal 2006, 2005 and 2004, we granted 73,000, 198,000 and 102,000 options, respectively, to the non-employee members of the Board of Directors. During fiscal 2006, the director compensation was as follows:

	Cash Paid	Stock Options
James C. Gilstrap	$—	12,000
Robert W. Keith (1)	24,000	12,000
Richard O. Martin, Ph. D.	—	12,000
B. Lynne Parshall (1)	4,000	18,000
Jay A. Warren (2)	—	19,000

(1)	Director’s Board term commenced at annual shareholder meeting on July 21, 2005.

(2)	Director’s Board term commenced on October 17, 2006.

Relationships Among Directors and Executive Officers

We are not aware of any family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the only persons known by us to beneficially own 5% or more of the outstanding shares of our common stock as of June 15, 2007. Calculations of beneficial ownership are based on 49,208,299 shares of our common stock outstanding on June 15, 2007.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number (1)	Percentage (2)
J. Michael Paulson (3) P.O. Box 9660 Rancho Santa Fe, CA 92067	2,896,394	5.9%

Balyasny Asset Management, L.P. (4) 181 West Madison, Suite 3600 Chicago, IL 60602	5,049,000	10.0%

Dr. Herbert A. Wertheim (5) 191 Leucadendra Drive Coral Gables, FL 33156	4,400,000	8.9%

Kairos Partners III Limited Partnership (6) 600 Longwater Drive, Suite 204 Norwell, MA 02061	2,440,000	5.0%

Visium Asset Management, LLC (7) 950 Third Avenue New York, NY 10022	3,088,081	6.3%

(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

(3)

Includes 2,513,139 shares held in the Allen E. Paulson Living Trust dated December 23, 1986 of which J. Michael Paulson is the Trustee and executor. Also includes 7,000 shares beneficially owned by the Trust, by virtue of its right to acquire such shares from us under stock options now exercisable or exercisable within 60 days of June 15, 2007. Also includes 376,255 shares held by J. Michael Paulson. Excludes shares of common stock owned by Mr. Paulson’s brothers; Mr. Paulson disclaims beneficial ownership of such shares. Information with respect to Mr. Paulson was provided to us by Mr. Paulson.

(4)

Information with respect to Balyasny Asset Management, L.P. is based on Amendment No. 3 to Schedule 13G filed with the SEC on February 8, 2007 by Atlas Master Fund, Ltd. (“AMF”), Atlas Global, LLC (“AG”), Atlas Global Investments, Ltd. (“AGI1”), Atlas Global Investments II, Ltd. (“AGI2”), Balyasny Asset Management L.P. (“BAM”) and Dmitry Balyasny, and our knowledge of the conversion rights associated with the CardioDynamics $5.25 million subordinated convertible notes (“Convertible Notes”). As of December 31, 2006, AMF, AG, AGI1, AGI2, BAM and Mr. Balyasny shared voting and investment power with respect to 5,049,000 shares, which includes shared conversion rights to 1,290,683 shares, by virtue of their right to acquire such shares from us under the Convertible Notes. AG owns 12.11% of the equity interest in AMF, and therefore may be deemed to beneficially own the 5,049,000 shares beneficially owned by AMF. AGI1 owns 80.60% of the equity interest in AMF, and therefore may be deemed to beneficially own the 5,049,000 shares beneficially owned by AMF. AGI2 owns 7.29% of the equity interest in AMF, and therefore may be deemed to beneficially own the 5,049,000 shares beneficially owned by AMF. BAM is the sole managing member of AG and is the investment advisor to AG, AGI1, and AGI2, and therefore may be deemed to beneficially own the 5,049,000 shares which may be beneficially owned by AG, AGI1 and AGI2. Mr. Balyasny is the sole managing member of the general partner of BAM and has control over its affairs and investment decisions, including the power to vote or dispose of the shares held by BAM. As the sole managing member of BAM, Mr. Balyasny may be deemed to beneficially own the 5,049,000 shares which may be beneficially owned by BAM. Excludes 3,274,534 shares that are restricted from conversion under Convertible Notes held by AMF, AG, AGI1, AGI2, BAM and Mr. Balyasny until they receive approval from CardioDynamics.

(5)	Information with respect to Dr. Herbert A. Wertheim is based solely on a Schedule 13D filed with the SEC on September 25, 2006.

(6)

Information with respect to Kairos Partners III Limited Partnership is based solely on a Schedule 13G filed with the SEC on April 1, 2005 by Kairos Partners III Limited Partnership, John F. White, James F. Rice, Kenneth L. Wolfe, and Foster L. Aborn. Each of John F. White, James F. Rice, Kenneth L. Wolfe, and Foster L. Aborn beneficially own all of these shares as members of the investment committee of the Kairos Partners III Limited Partnership. They share voting and investment power over the shares.

(7)

Information with respect to Visium Asset Management, LLC is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2007 by Visium Balanced Fund, LP (“VBF”), Visium Long Bias Fund, LP (“VLBF”), Visium Balanced Offshore Fund, Ltd. (“VBOF”), Visium Long Bias Offshore Fund, Ltd (“VLBOF”), Visium Asset Management, LLC (“VAM”), Visium Capital Management, LLC (“VCM”) and Jacob Gottlieb. As of January 31, 2007, VBF shares voting and investment power with respect to 933,747 shares, VLBF shares voting and investment power with respect to 280,786 shares, VBOF shares voting and investment power with respect to 1,395,510 shares, VLBOF shares voting and investment power with respect to 941,250 shares, and VCM shares voting and investment power with respect to 1,214,533 shares. VAM, and Mr. Gottlieb as principal of VAM and sole managing member of VCM, have sole voting and investment power over all 3,088,081 shares. VAM is the investment advisor for VBF, VLBF, VBOF and VLBOF, and therefore may be deemed to beneficially own the 3,088,081 shares beneficially owned by those funds. VCM is the general partner of both VBF and VLBF, and therefore may be deemed to beneficially own the 1,214,533 shares owned by those funds. As principal of VAM and the sole managing member of VCM, Mr. Gottlieb may be deemed to beneficially own the 3,088,081 shares which may be beneficially owned by VAM and VCM.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of June 15, 2007 by: (i) each director and director nominee, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of CardioDynamics as a group. Share ownership in each case includes shares of common stock that may be acquired pursuant to stock options exercisable currently or exercisable within 60 days after June 15, 2007. Calculations of beneficial ownership are based on 49,208,299 shares of our common stock outstanding on June 15, 2007.

	Shares Beneficially Owned
Name	Number (1)	Percent (2)
Russell H. Bergen (3)	336,872	*
James C. Gilstrap (4)	2,461,427	5.0%
Robert W. Keith (3)	24,000	*
Steve P. Loomis (3)	298,175	*
Richard O. Martin, Ph.D. (3)	251,000	*
B. Lynne Parshall (3)	78,000	*
Michael K. Perry (3)	1,119,940	2.2%
Rhonda F. Rhyne (3)	620,031	1.2%
Richard E. Trayler (3)	280,936	*
Jay A. Warren (3)	24,753	*
All directors and executive officers as a group (11 persons) (3)	5,706,080	11.0%

*	Less than 1%

(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

(3)

Includes the following number of shares of common stock that may be acquired upon the exercise of options exercisable currently or exercisable within 60 days of June 15, 2007: for Mr. Bergen, 276,372 shares; for Mr. Keith, 24,000 shares; for Mr. Loomis, 227,175 shares; for Dr. Martin, 189,000 shares, for Ms. Parshall, 66,000 shares; for Mr. Perry, 965,740 shares; for Ms. Rhyne, 514,256 shares; for Mr. Trayler, 180,636 shares; for Mr. Warren, 18,753 shares; and for all directors and executive officers as a group, 2,698,378 shares.

(4)

Includes 400,000 shares held by the Scripps Medical Charitable Limited Partnership of which Mr. Gilstrap is a general partner with a minority ownership interest. Mr. Gilstrap disclaims any pecuniary interest in 399,752 of the shares. Also includes 128,000 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from us under stock options now exercisable or exercisable within 60 days of June 15, 2007. Also includes 32,654 shares held by the James C. Gilstrap Trust dated January 16, 1995 and 71,000 shares held in his daughters’ trusts, for which Mr. Gilstrap disclaims beneficial ownership.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Michael K. Perry, see biographical information under “Election of Directors.”

Russell H. Bergen, age 60, has served as our Vice President of Operations since joining us in September 1998. From 1971 to 1998, Mr. Bergen held management positions in the Instrument Group, Peripheral Products Group and Inkjet Business Unit of Hewlett Packard Company. Previously, Mr. Bergen was employed at Honeywell, Inc. as a procurement engineer. Mr. Bergen earned Bachelor degrees in Aerospace Engineering and Manpower Management from the University of Colorado at Boulder.

Richard L. Kalich, age 61, is President of Vermed, our wholly owned subsidiary, where he has served as President since 1999. Between 1993 and 1999 he was President and CEO of Imtec, Inc. and prior to that, from 1983 to 1993, Mr. Kalich held progressively responsible management positions with Matthews International, Inc. leading to Vice President and Division Manager. Mr. Kalich served as Vice-President of LTI from 1979-1983. Between 1969 and 1979, Mr. Kalich held various positions with Sears, Roebuck Inc. leading to National Marketing Manager of the Hardware Department and Craftsman Tools. He holds a Bachelor’s degree in Economics from Penn State University and a Master’s degree in Management from Michigan State University. Mr. Kalich also serves as a member of the Board of Directors of Burgon Tool Steel Company, Inc. in Portsmouth, New Hampshire.

Steve P. Loomis, age 47, joined CardioDynamics in September 1996 as Vice President of Finance and has held the positions of Chief Financial Officer and Corporate Secretary since April 1997. From 1993 until 1996, he served as Director of Financial Reporting at Kinko’s Inc. From 1988 to 1993, Mr. Loomis was Chief Financial Officer for Terminal Data Corporation, a publicly traded company. He earned his Bachelor’s degree in Business Administration from California State University at Northridge. Mr. Loomis is a certified public accountant and a member of the American Institute of Certified Public Accountants. He also serves on the Board of Directors of Santa Fe Christian Schools.

Rhonda F. Rhyne, age 46, has been our President since June 1997, previously serving as Chief Operating Officer from 1996 to 1997 and as Vice President of Operations from 1995 to 1996. From 1992 until 1995, Ms. Rhyne was President, Chief Executive Officer and Vice President of Sales and Marketing for Culture Technology, Inc. Ms. Rhyne has also held sales positions at GE Medical Systems and Quinton Instrument Company, both medical device subsidiaries of publicly held companies. Ms. Rhyne holds a Bachelor’s degree in Pharmacy from Washington State University and a Master’s degree in Business Administration, executive program, from University of California Los Angeles, Anderson School of Business.

Richard E. Trayler, age 56, is our Vice President of International Operations and served as our Chief Operating Officer from July 1997 to January 2003. From 1982 to 1997, Mr. Trayler held sales management positions at Quinton Instrument Company. He has also held positions at the Heart Institute for CARE, the University of Washington and the Boeing Company. Mr. Trayler earned a Bachelor’s degree from Texas A&M University and a Master’s degree from the University of Washington.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our compensation programs and policies applicable to our executive officers are established and administered by the Compensation Committee of our Board of Directors. The Compensation Committee is comprised of three non-employee directors, none of whom have interlocking relationships as defined by the rules and regulations of the SEC.

It is the philosophy of the Compensation Committee that executive compensation be aligned with our overall business strategies, values and performance. These policies are designed to set executive compensation, including salary, cash bonus awards and long-term stock-based incentive awards, at a level consistent with amounts paid to executive officers of companies of similar size, industry and geographic location.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of our executive officers should:

•	Encourage creation of shareholder value and achievement of strategic corporate objectives;

•	Integrate compensation with our annual and long-term corporate objectives, values and business strategies, and focus executive actions on the fulfillment of those objectives, values and strategies;

•	Provide a competitive total compensation package that enables us to attract and retain, on a long-term basis, high caliber personnel;

•

Provide a compensation opportunity that is competitive with companies in the medical device and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance; and

•	Align the interests of management with the long-term interests of shareholders and enhance shareholder value by providing management with longer-term incentives through equity ownership.

The Compensation Committee periodically reviews the approach to executive compensation and will make changes as competitive conditions and other circumstances warrant and will seek to ensure our compensation philosophy is consistent with our best interests.

Key Elements of Executive Compensation

The compensation of executive officers is based upon our financial performance as well as the achievement of certain business objectives, including: increased market penetration, broadening of distribution channels through strategic relationships, securing and growing recurring revenue, targeting new market opportunities, furthering ICG technology and developing ICG products for new medical applications, as well as the achievement of individual business objectives by each executive officer.

Executive compensation consists of three elements: (i) base salary, (ii) bonus awards and (iii) long-term stock-based incentive awards. The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the variable compensation package provided to the executive officers.

Base salary. Salary ranges are largely determined through comparisons with companies of similar revenues, market capitalization, headcount or complexity in the medical device and biotechnology industries. Actual salaries are based on individual performance contributions and other more qualitative and developmental criteria within a competitive salary range for each position that is established through evaluation of responsibilities and competitive, inflationary, internal equity and market considerations. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that salary levels of our executive officers are at a level that the Compensation Committee considered to be reasonable and necessary, at the time such salary determinations were made, given our financial resources and stage of development. The Compensation Committee reviews executive salaries each October and sets the salaries for the following year.

Bonus awards. The Compensation Committee has established an incentive bonus program providing for the payment to each executive officer of quarterly bonuses that are directly related to the group and individual achievements of executive management and our revenues and earnings. The bonus pool is established based on quarterly revenues and earnings achieved and the pool is allocated to individual executives through a weighting, half of which is based on achievement of our revenue and earnings goals and half of which is based on CEO and Compensation Committee assessment of the executive’s individual quarterly goal achievement and overall contribution to CardioDynamics.

In fiscal 2006, the target bonuses for executive officers ranged from 30% to 43% of annual base salary, however there were no bonuses paid for the year. Incentive award amounts for each participant are based on his or her potential impact on our operating and financial results and on market competitive pay practices. Under the incentive bonus program, incentive awards are paid based on achievement of quarterly performance goals. These performance goals include individual performance goals, which are established by the CEO at the beginning of each quarter, and annual corporate performance goals. The corporate performance goals are based on our achievement of strategic objectives as well as specific revenue and earnings growth targets for each quarter and the fiscal year.

Long-term stock-based incentive awards. Our Stock Option Plan, which was approved by our shareholders in 2004, as well as the executive bonus plan, are structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards. The Committee intends that compensation paid to management, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee administers grants under our Stock Option Plan to members of management.

The Compensation Committee believes that providing incentives that focus attention on managing the Company from the perspective of an owner with an equity stake in the business will closely align the interest of shareholders and executive officers. Therefore, all employees, and particularly those persons who have substantial responsibility for our management and growth, are eligible to receive annual stock option grants, although the Compensation Committee, at its discretion, may grant options at other times in recognition of exceptional achievements.

The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice. The Compensation Committee grants options under the Stock Option Plan with an exercise price equal to the fair market value on the date of grant. The grants are intended to be competitive in order to retain and encourage positive future performance and to provide a direct link with the interests of our shareholders.

The Compensation Committee, in making its determination as to grant levels, takes into consideration: (i) the executive’s historical and expected contribution toward our objectives, (ii) prior award levels, (iii) award levels necessary to replace particular executives, (iv) the executive’s direct ownership of our shares, (v) the number of stock-based incentives vested and unvested, (vi) anticipated accounting rule changes, and (vii) the number of stock options outstanding as a percentage of total shares outstanding. During fiscal 2006, 500,500 new options were granted, representing 1.0% of our outstanding shares. Of those, only 1,200 were granted to our executive officers. A grant was made in January of 2005 based on executive achievements in fiscal 2004, and a second grant was made in October of 2005 based on executive achievements thus far in fiscal 2005. Therefore, the stock option grant amounts in fiscal 2005 represent option compensation for more than one year. The Stock Option Plan limits the total number of shares subject to options that may be granted to a participant during the lifetime of the plan to 800,000 shares. The Stock Option Plan contains provisions providing for forfeiture of the options in the event the option holder engages in certain intentional misconduct contrary to our interests.

Chief Executive Officer Compensation

Michael K. Perry is our Chief Executive Officer. In October 2005, the Compensation Committee set Mr. Perry’s annual base salary for 2006 at $293,000. The Compensation Committee increased Mr. Perry’s base salary from $279,000 for the prior year to be competitive with the base salary levels in effect for chief executive officers at comparable companies within the industry. The salary increase was approved in recognition of his achievement of specific corporate objectives in 2005, which included: continued growth of our recurring sensor revenue and reduced operating expense structure in light of lower revenue levels. Additionally, he was recognized for the completion and publication of three significant clinical trials (PREDICT, CONTROL, and ED-IMPACT) in prestigious medical journals, raising $5.25 million of additional capital, the achievement of FDA 510(k) clearance and market release of the BioZ Dx and the second phase of the BioZ Dx ICG Diagnostics with 12-lead ECG capability; and strategic investments in ECG electrode sensor production capabilities at our Vermed division to improve productivity and capacity to meet future demands related to anticipated ICG sensor growth and more aggressive pursuit of GPO, private label and OEM medical sensor opportunities including the award of a three-year, multi-source contract with Premier. The Compensation Committee determined that these achievements were important to our future growth and could assist us in enhancing shareholder value. The Compensation Committee also considered Mr. Perry’s compensation relative to medical device and biotechnology industry norms within southern California.

Mr. Perry is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation. The foregoing report has been furnished by our Compensation Committee.

The Compensation Committee:

Richard O. Martin, Ph.D.,Chairman
James C. Gilstrap
Robert W. Keith

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information regarding the annual and long-term compensation earned for services rendered in all capacities to CardioDynamics for the fiscal years ended November 30, 2006, 2005 and 2004 of those persons who were, at November 30, 2006 (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers of CardioDynamics whose aggregate direct remuneration from the Company during the fiscal year ended November 30, 2006 exceeded $100,000 (collectively, the “Named Officers”).

Summary Compensation Table

					Long Term Compensation Awards
		Annual Compensation (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (2)	Securities Underling Options/SARs (#)
Michael K. Perry	2006	294,420	-0-	30,856	-0-
Chief Executive Officer	2005	279,588	-0-	-0-	95,000
	2004	262,237	103,575	-0-	60,000

Rhonda F. Rhyne	2006	240,528	-0-	30,874	-0-
President	2005	230,504	-0-	-0-	81,200
	2004	218,214	62,425	-0-	50,000

Steve P. Loomis	2006	192,820	-0-	26,326	1,200
Chief Financial Officer	2005	184,712	-0-	-0-	70,000
	2004	171,130	53,925	-0-	40,000

Russell H. Bergen	2006	176,164	-0-	5,251	-0-
Vice President of Operations	2005	169,116	-0-	-0-	70,000
	2004	160,465	52,200	-0-	40,000

Richard E. Trayler	2006	179,212	-0-	28,476	-0-
Vice President of International Operations	2005	174,032	-0-	-0-	50,000
	2004	166,680	52,950	-0-	20,000

(1)	Employee benefits provided to each of the Named Officers under various Company programs do not exceed the disclosure thresholds established under the SEC rules and are therefore not included.

(2)	Represents cash payment of a portion of Named Officers’ accumulated vacation earned in 2006 and prior years.

The following table provides information regarding option grants during the fiscal year ended November 30, 2006 to the Named Officers. The Company has not granted any stock appreciation rights.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees In Fiscal Year 2006	Exercise Price Per Share ($/Sh.) (1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for the Option Term (2)
					5%($)	10%($)
Michael K. Perry	-0-	—	—	—	-0-	-0-
Rhonda F. Rhyne	-0-	—	—	—	-0-	-0-
Steve P. Loomis	1,200	0.2%	$0.90	10/17/2016	696	1,728
Russell H. Bergen	-0-	—	—	—	-0-	-0-
Richard E. Trayler	-0-	—	—	—	-0-	-0-

(1)	All options were granted at fair market value (closing sale price for our common stock on the Nasdaq Stock Market on the date of grant).

(2)

The potential realizable value is calculated based on the ten-year term of the options at the time of grant; the assumption that the closing price for the common stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the option; and the assumption that the option is exercised and sold on the last day of its term.

The following table provides further information regarding the Named Officers’ exercises and outstanding stock options as of November 30, 2006. No stock appreciation rights were granted or exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value (1) of Unexercised In-the-Money Options/SARs at FY-End ($)
			Exercisable/Unexercisable	Exercisable/Unexercisable (2)
Michael K. Perry	-0-	-0-	957,420 / 11,480	-0-

Rhonda F. Rhyne	-0-	-0-	526,768 / 10,332	-0-

Steve P. Loomis	-0-	-0-	220,519 / 9,184	-0-

Russell H. Bergen	-0-	-0-	269,716 / 9,184	-0-

Richard E. Trayler	-0-	-0-	177,308 / 4,592	-0-

(1)	Represents the difference between the closing sale price of our common stock on the Nasdaq Global Market of $0.83 on November 30, 2006 and the exercise price of the options.

(2)

The respective Named Officers as of November 30, 2006 could not exercise these options and future exercisability is subject to certain vesting provisions including specific stock price thresholds and/or remaining in the employ of the Company for up to four additional years.

Employment Agreements

On October 5, 2006, the Company entered into a Change of Control Agreement (the “Agreements”) with each of its executive officers. The Agreements terminate upon the earlier of (i) the date that all obligations of the parties under the Agreements have been satisfied, or (ii) 24 months after a Change of Control (as such term is defined in the Agreements).

Each executive is entitled to the following benefits if the Company terminates his or her employment without Cause, or if an Involuntary Termination occurs (as such terms are defined in the Agreements), within 24 months after a Change of Control: (i) salary continuation at the Executive’s Base Compensation (as such term is defined in the Agreements), for a 15 month period in regular payroll increments or as a lump sum if the executive can demonstrate a financial hardship; (ii) continuation for 15 months after such termination of participation in the Company’s 401(k) plan and all health insurance benefits provided by the Company to the executive and his or her family under the Company’s benefits plan prior to the termination (with the executive continuing to pay any portion of the premiums paid by the executive prior to the Change of Control).

In addition, each executive is entitled to the following if the Company terminates his or her employment without Cause, or if an Involuntary Termination occurs within 12 months after a Change of Control: (i) vesting of the remaining portion of such executive’s unvested stock options or other equity awards; and (ii) to the extent that such options are assumed by an acquiring or surviving entity as part of any relevant Change of Control, such executive shall be entitled to exercise any stock options for a period from the date of his or her termination up to the date which is the earliest to occur of (a) the one year anniversary of such termination, (b) the latest date that such options could be exercised without triggering any 409A Tax (as such term is defined in the Agreements) or (c) the original stated expiration date of such options.

Long-Term Incentive Plans

The Company does not have any long-term incentive plans (as defined in the SEC rules and regulations).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company receives certain engineering, development and consulting services from Rivertek Medical Systems, Inc., of which Dennis Hepp, the former Chief Technology Officer of the Company, is a 100% beneficial owner. The Company paid $74,000, $230,000 and $259,000 to Rivertek for engineering services in fiscal 2006, 2005 and 2004, respectively. There were no amounts payable to Rivertek at November 30, 2006. Amounts payable to Rivertek at November 30, 2005 and 2004 were $65,000 and $145,000, respectively. Dennis Hepp retired from service as CardioDynamics’ Chief Technology Officer in December 2005.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by California law.

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return (assuming reinvestment of dividends) of an investment of $100 from November 30, 2001 to November 30, 2006 for: (i) our common stock, (ii) the Fidelity Select Medical Equipment & Systems fund and (iii) the Russell 2000 stock index. Our common stock has been included in both of these indices. The Russell 2000 is comprised of the smallest 2,000 companies in the Russell 3000 index, which contains the 3,000 largest United States companies, based on total market capitalization.

(In dollars)	2001	2002	2003	2004	2005	2006
CardioDynamics	$100.00	$56.04	$89.29	$62.77	$14.29	$11.40
Fidelity Select Medical Equipment & Systems Fund	$100.00	$96.60	$126.20	$143.97	$165.95	$170.17
Russell 2000 Stock Index	$100.00	$88.19	$118.61	$137.54	$146.99	$170.61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that each person who, at any time during the fiscal year ended November 30, 2006, was a director, officer, or beneficial owner of more than 10% of a class of registered equity securities of CardioDynamics, filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial reporting process, its systems of internal accounting and financial controls, and the independent audit of its financial statements. The Audit Committee consisted of three non-employee members. Each member of the Audit Committee is “independent” within the meaning of SEC rules and regulations and the listing standards of the National Association of Securities Dealers, and the Board has determined that Ms. Parshall qualifies as an audit committee financial expert within the meaning of SEC rules and regulations.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended November 30, 2006, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with the Company’s Independent Registered Public Accounting Firm for the fiscal year ended November 30, 2006, the auditors’ independence from management and the Audit Committee including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee has reviewed and discussed with Mayer Hoffman McCann P.C., the Company’s Independent Registered Public Accounting Firm for the fiscal year ended November 30, 2006 who are responsible for expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of the Company’s accounting practices and such other matters as are required to be discussed by the independent accountants with the Audit Committee under generally accepted auditing standards including the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has also received the written disclosures from Mayer Hoffman McCann P.C. required by Independence Standards Board Standard No. 1 and the Audit Committee has discussed the independence of Mayer Hoffman McCann P.C. with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee:

B. Lynne Parshall, Chairman
Richard O. Martin
Jay A. Warren

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO Seidman, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2007. During the fiscal years ended November 30, 2006 and 2005, Mayer Hoffman McCann P.C. (“MHM”) audited our financial statements, and prior to that time, KPMG LLP (“KPMG”) audited our financial statements.

BDO has advised our Audit Committee that it is “independent” of us within the rules and guidelines of the SEC, the American Institute of Certified Public Accountants and the Independence Standards Board. A representative of BDO is expected to be present at the Annual Meeting, will have an opportunity to make a statement if desired, and will be available to respond to appropriate questions. A representative of MHM [is or is not] expected to be present at the Annual Meeting [, will have an opportunity to make a statement if desired, and will be available to respond to appropriate questions].

On April 21, 2005, we dismissed KPMG as our independent registered public accounting firm. The change was the result of a competitive bidding process initiated by us as part of our ongoing efforts to reduce expenses. The decision to change independent accountants was recommended by our management and approved unanimously by our Audit Committee and Board of Directors. On May 12, 2005, the Audit Committee engaged MHM as our subsequent independent registered public accounting firm. On May 29, 2007, the Audit Committee dismissed MHM as our independent registered public accounting firm. This change was also the result of a competitive bidding process, initiated to reduce administrative expenses and improve efficiency. The decision to change independent accountants was recommended by our management and approved unanimously by our Audit Committee. On June 11, 2007, the Audit Committee engaged BDO as our independent registered public accounting firm.

KPMG did not provide us with any reports on our financial statements for either of the past two fiscal years because KPMG was dismissed by us before the close of the fiscal year ending November 30, 2005. MHM’s audit reports on our consolidated financial statements and internal control over financial reporting for the fiscal years ended November 30, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years, of which KPMG was employed by us through April 21, 2005, and for the remainder of which MHM was employed by us, continuing through May 29, 2007, there were no (1) disagreements with us or KPMG or MHM, respectively, on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of us or KPMG or MHM, would have caused us or KPMG or MHM to make reference thereto in their report on the financial statements, or (2) reportable events.

A copy of the letter addressed to the SEC from KPMG regarding the above statements was included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 2, 2005. A copy of the letter addressed to the SEC from MHM regarding the above statements was included as an exhibit to our Current Report on Form 8-K filed with the SEC on June 1, 2007.

Prior to the engagement of BDO, neither us nor anyone acting on our behalf had consulted with BDO during our two most recent fiscal years and through May 29, 2007, and prior to the previous engagement of MHM, neither us nor anyone acting on our behalf had consulted with MHM during the then two most recent fiscal years and through May 13, 2005, in any matter regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided that either BDO or MHM concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue, or (2) the subject of either a disagreement or a reportable event defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of CardioDynamics common stock represented in person or by proxy at the Annual Meeting is required to approve the proposal to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ended November 30, 2007.

Recommendation of the Board of Directors

CardioDyamics’ Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ended November 30, 2007.

Fees Billed For Services Rendered By Our Principal Registered Public Accounting Firm

The following tables present fees billed, or expected to be billed, as of the Form 10-K filing date for professional audit services rendered by both KPMG and MHM for the audit of our annual financial statements for the years ended November 30, 2006 and 2005 and fees for other services rendered by KPMG and MHM related to those periods.

KPMG LLP:	2006	2005
Audit Fees	$—	$17,150
Audit-Related Fees	—	$—
Tax Fees	—	—
All Other Fees	20,821	7,424

Total	$20,821	$24,574

Mayer Hoffman McCann P.C.:	2006	2005
Audit Fees	$1,078,350	$1,176,356
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,078,350	$1,176,356

Audit fees. Audit fees relate to services rendered in connection with the annual audit of the Company’s financial statements and internal controls, SAS 100 quarterly review of our financial statements, and fees for SEC registration statement services.

Audit-Related Fees. Audit-related fees relate to assurance services that traditionally are performed by the independent accountant, such as employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees. Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees. Other fees relate primarily to accountant consents.

The Audit committee considers whether the provisions of these services is compatible with maintaining our outside auditor’s independence, and has determined such services for fiscal 2006 and 2005 were compatible. All of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that the rule was applicable during 2005 and 2006.

The Audit Committee follows a policy of pre-approving all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to us and our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the aggregate amount of all such services constitutes no more than five percent of the total amount of revenues paid by us to our accountant during the fiscal year in which the services are provided, (2) we did not recognize that the services were non-audit services at the time we engaged the accountant, and (3) the services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by a member of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

PROPOSAL 4

POSTPONEMENT OR ADJOURNMENT OF THE ANNUAL MEETING

The fourth proposal is to consider and vote upon the proposal to postpone or adjourn the Annual Meeting, if necessary, for the purpose, among others, of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the proposed sale of Vermed.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of CardioDynamics common stock represented in person or by proxy at the Annual Meeting is required to approve the proposal to postpone or adjourn the Annual Meeting, if necessary.

Recommendation of the Board of Directors

CardioDynamics’ Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the postponement or adjournment of the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

CARDIODYNAMICS WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, TO ANY SHAREHOLDER A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO CARDIODYNAMICS INTERNATIONAL CORPORATION, 6175 NANCY RIDGE DRIVE, SUITE 300, SAN DIEGO, CALIFORNIA 92121, ATTENTION: SHAREHOLDER RELATIONS.

SHAREHOLDER PROPOSALS FOR 2008 PROXY STATEMENT

The deadline for shareholders to submit proposals to be considered for inclusion in our Proxy Statement for the next year’s Annual Meeting of Shareholders is [March 19], 2008. Such proposals may be included in the next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

If a shareholder wishes to have a proposal considered at the 2008 Annual Meeting but does not seek to have the proposal included in our Proxy Statement and Form of Proxy for that meeting, and if the shareholder does not notify CardioDynamics of the proposal by [June 2], 2008, then the persons appointed as proxies by management may use their discretionary voting authority to vote on the proposal when the proposal is considered at the 2008 Annual Meeting, even though there is no discussion of the proposal in the Proxy Statement for that meeting. It is recommended that shareholders submitting proposals or notices of proposal direct them to our Corporate Secretary and utilize certified mail-return receipt requested. Shareholders’ proposals should be submitted to CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report on Form 10-K, please notify your broker, direct your written request to CardioDynamics International Corporation, Investor Relations, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, or contact Investor Relations at (800) 778-4825. Shareholders who currently receive multiple copies of the proxy statement and/or annual report on Form 10-K at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxy holders on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the CardioDynamics. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

By Order of the Board of Directors

Dated: July [ ], 2007	Michael K. Perry
Chief Executive Officer

Appendix A

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 25, 2007 (the “Agreement Date”), by and between MEDICAL DEVICE PARTNERS, INC., a Vermont corporation (“Buyer”), and CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (“Seller”) (Buyer and Seller, collectively, the “Parties”).

WHEREAS, Seller owns all of the outstanding shares of capital stock (the “Shares”) in Vermed, Inc., a Delaware corporation (the “Company”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires sell to Buyer, the Shares in return for cash;

WHEREAS, the Parties have agreed to make an election under Code Section 338(h)(10) in connection with the transactions contemplated hereby;

WHEREAS, the Board of Directors of Seller has resolved to recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby; and

WHEREAS, concurrently herewith, Rich Kalich, the President of the Company and an owner of Buyer, is executing and delivering to Seller a guaranty with respect to the obligations of Buyer under Section 10(b) of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants herein contained, the Parties agree as follows:

1. Definitions. The defined terms used in this Agreement are set forth in the Glossary attached hereto as Exhibit A.

2. Purchase and Sale of the Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Shares for an aggregate price of Eight Million Dollars ($8,000,000) (the “Purchase Price”), and other good and valuable consideration, subject to adjustment as provided in Section 2(e) below.

(b) Purchase Price Payment. At the Closing, Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to an account identified by Seller in writing prior to the Closing.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gravel and Shea, Burlington, Vermont, commencing at 9:00 a.m. local time and effective as of 5:00 p.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(d) Deliveries at Closing. At the Closing: (i) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 6(a) below; (ii) Buyer shall deliver to Seller the various certificates, instruments and documents referred to in Section 6(b) below; (iii) Seller shall deliver to Buyer the stock certificate(s) for the Shares, together with an assignment of certificate with respect to the Shares; and (iv) Buyer shall deliver to Seller the Purchase Price as provided in Section 2(b) above.

(e) Purchase Price Adjustments.

(i) Pre-Closing Adjustment.

(A) Preparation of Estimated Closing Balance Sheet. At least two (2) business days before the Closing, Buyer shall prepare and deliver to Seller an estimated balance sheet of the Company dated as of the Closing Date prepared on the same basis as the Financial Statements (the “Estimated Closing Balance Sheet”) and a calculation based upon the Estimated Closing Balance Sheet of the sum of (1) cash and cash equivalents (including marketable securities and short term investments) minus Four Hundred Fifty Thousand Dollars ($450,000), plus (2) accounts receivable aged less than ninety (90) days (excluding intercompany accounts receivable), plus (3) inventory and minus (4) current liabilities (excluding intercompany accounts payable and the current portion of the Company’s long term debt), as well as a consideration of any agreed-upon unbooked period-end adjustments (the “Estimated Closing Working Capital Amount”).

(B) Adjustment to Purchase Price. No later than fifteen (15) business days prior to the Closing, the Parties shall agree to a working capital amount determined as described in Section 2(e)(i)(A) above for the Estimated Closing Working Capital Amount but using the Most Recent Financial Statements with the Most Recent Fiscal Month-End as the date for the determination (the “5/31/07 Working Capital Amount”). At the Closing, the Estimated Closing Working Capital Amount shall be compared to 5/31/07 Working Capital Amount. If the 5/31/07 Working Capital Amount is greater than the Estimated Closing Working Capital Amount, then an immediate downward adjustment equal to such amount shall be made on a dollar-for-dollar basis to the Purchase Price. If the Estimated Closing Capital Amount is greater than the 5/31/07 Working Capital Amount, then an immediate upward adjustment equal to such amount shall be made on a dollar-for-dollar basis in the Purchase Price.

(ii) Post-Closing Adjustment.

(A) Preparation of Preliminary Closing Balance Sheet. As soon as reasonably possible after the Closing Date but not later than sixty (60) days thereafter, Buyer shall prepare and deliver to Seller a balance sheet of the Company dated as of the Closing Date prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (the “Preliminary Closing Balance Sheet”) and a working capital amount determined as described in Section 2(e)(i)(A) above for the Estimated Closing Working Capital Amount but using the Preliminary Closing Balance Sheet with the Closing Date as the date for the determination.

(B) Review of Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller has notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2(e)(ii)(B) within thirty (30) days after receipt thereof. Otherwise, during the thirty (30)-day period after Seller’s receipt of the Preliminary Closing Balance Sheet and, as applicable, thereafter, Buyer shall make the work papers and back-up materials used in preparing the Preliminary Closing Balance Sheet, as well as the personnel of Buyer and the Company with knowledge regarding any underlying matters, available to Seller at reasonable times and upon reasonable notice. Any written notice by Seller under this Section 2(e)(ii)(B) shall (1) specify in reasonable detail each item on the Preliminary Closing Balance Sheet that Seller disputes and (2) include a summary of Seller’s reasons for such dispute.

(C) Disputes. Disputes between Buyer and Seller relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within thirty (30) days after receipt by Buyer of the notice referred to in Section 2(e)(ii)(B) above may be referred no later than forty-five (45) days after such receipt for decision (at the request of either Buyer or Seller) to Singer Lewak Greenbaum & Goldstein, CPAs, Los Angeles, California (“Singer”). If Singer is unavailable, then Buyer and Seller shall select an independent nationally recognized accounting firm to decide the matter (Singer or such other firm, the “Auditor”). Prior to referring the matter to the Auditor, Buyer and Seller shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Preliminary Closing Balance Sheet, which shall be those required by this Agreement. If Buyer and Seller are unable to agree upon procedures before the end of thirty (30) days after referral of the dispute to the Auditor, then the Auditor shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either of Buyer or Seller. Buyer and Seller shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor’s decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Auditor shall be borne by Seller, on the one hand, and Buyer, on the other hand, in equal portions, unless the Auditor decides, based on its determination with respect to the reasonableness of the respective positions of Buyer and Seller, that the fee shall be borne in unequal proportions.

(D) Final Closing Balance Sheet. The Preliminary Closing Balance Sheet shall become final and binding upon Buyer and Seller upon the earlier of: (1) the failure by Seller to object thereto within the period permitted under Section 2(e)(ii)(B) above; (2) the agreement between Buyer and Seller with respect thereto; or (3) the decision by the Auditor with respect to any disputes under Section 2(e)(ii)(C) above. As adjusted, if applicable, pursuant to such agreement or such decision, the Preliminary Closing Balance Sheet, when final and binding, is referred to herein as the “Final Closing Balance Sheet.”

(E) Adjustment to Purchase Price. As soon as practicable (but not more than five (5) business days) after the determination of the Final Closing Balance Sheet in accordance with Section 2(e)(ii)(D) above, a working capital amount (the “Final Closing Working Capital Amount”) shall be determined as described in Section 2(e)(i)(A) above using the Final Closing Balance Sheet for such calculation and such amount shall be compared with the Estimated Closing Working Capital Amount. If the Final Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, then an amount equal to the difference shall be paid on a dollar-for-dollar basis by Seller to Buyer in immediately available funds. If the Final Closing Working Capital Amount is more than the Estimated Closing Working Capital Amount, then an amount equal to the difference shall be paid (on a dollar-for-dollar basis) by Buyer to Seller in immediately available funds.

3. Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer as of the Agreement Date, except as set forth in the Disclosure Schedule, as follows:

(i) Organization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of California.

(ii) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. Other than filings in compliance with the applicable requirements of the Securities Act or the Securities Exchange Act, Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby to which Seller is a party have been duly authorized by Seller, except for approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller. The Board of Directors of Seller has resolved to recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) assuming compliance with the applicable requirements of the Securities Act or the Securities Exchange Act and approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of its articles of incorporation or bylaws; (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject; or (C) result in the imposition or creation of a Lien upon or with respect to the Shares.

(iv) Brokers’ Fees. Except for the obligation of Seller to pay a fee to Cain Brothers & Company, LLC in connection with the consummation of the transactions contemplated by this Agreement, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(v) Shares. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer other than restrictions (A) under the Securities Act and state securities laws or (B) in connection with any Liens to be removed at or prior to the Closing. Without limiting the foregoing, Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Shares (other than this Agreement).

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the Agreement Date as follows:

(i) Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Vermont.

(ii) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its certificate or articles of incorporation or bylaws or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice or consent under, any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(vi) Financial Capacity; Solvency. Buyer: (A) will have at the Closing sufficient internal cash (taking into account the proceeds from any unfunded, but committed financing that will be received prior to the

Closing Date) in an aggregate amount sufficient to pay the Purchase Price payable as required by this Agreement and to make all other necessary payments in connection with the purchase of the Shares; (B) will have at the Closing the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (C) has not, and will not have as of the Closing, incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities, including after giving effect to any obligation, commitment, restriction or liability of any kind with respect to this Agreement. Immediately after giving effect to the transactions contemplated hereby, Buyer will not: (x) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liabilities, including on its existing debts, as they mature); (y) have unreasonably small capital with which to engage in its business; or (z) have incurred debts beyond its ability to pay as they become due.

(c) “As-Is” and “Where-Is” Purchase. Except as expressly set forth in Section 3(a) above and Section 4 below, Buyer acknowledges and agrees that Buyer is purchasing the Shares on an “as-is, where-is” basis and that Seller and the Company make no representations or warranties, express or implied, at law or in equity, in respect of Seller, the Shares, the Company, any of the assets, liabilities or operations of the Company or any other matters, including with respect to merchantability or fitness for any particular purpose.

4. Representations and Warranties Concerning the Company. Seller represents and warrants to Buyer as of the Agreement Date, except as set forth in the Disclosure Schedule, as follows:

(a) Organization. The Company: (i) is a corporation organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (iii) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The Shares constitute the entire issued and outstanding ownership interests in the Company. All of the Shares have been duly authorized, are validly issued and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized interest appreciation, phantom interest, profit participation or similar rights with respect to the Company.

(c) Title to Tangible Assets. The Company has good and marketable title to, or a valid leasehold interest in, its tangible assets free and clear of all Liens other than Permitted Liens.

(d) Subsidiaries. The Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(e) Financial Statements. Seller has made available to Buyer (i) unaudited balance sheets and statements of income as of and for the fiscal years ended November 30, 2006, November 30, 2005 and November 30, 2004 for the Company and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the six (6) months ended May 31, 2007 (the “Most Recent Fiscal Month-End”) for the Company. Such financial statements (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(f) Events Subsequent to Most Recent Fiscal Month-End. Since the Most Recent Fiscal Month-End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date the Company has not engaged in any practice, taken any action or entered into any transaction outside the Ordinary Course of Business.

(g) Legal Compliance. To the Knowledge of Seller, the Company has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(h) Tax Matters.

(i) Since March 22, 2004: (A) the Company has been a member of the “affiliated group” as defined in Code Section 1504 of which Seller is the common parent (the “Group”); (B) the Group and each member of the Group has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect; (C) all such Income Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby; (D) all material Taxes due and owing by any member of the Group, whether or not shown on any Income Tax Return, have been paid; and (E) there are no Liens for Taxes, other than Taxes not yet due and payable, upon any assets of the Company.

(ii) There is no material dispute or claim concerning any Tax liability of any member of the Group either (A) claimed or raised by any authority in writing or (B) as to which Seller and the officers of Seller have knowledge based upon personal contact with any agent of such authority.

(iii) Seller has made available to Buyer a correct and complete copy of all federal Income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or Seller on the Company’s behalf since November 30, 2004.

(iv) The unpaid Taxes of the Company do not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and Seller in filing their consolidated Tax Returns.

(v) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding provision in state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulation §1502 (or any corresponding provision in state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i) Real Property. The Owned Real Property is located in Bellow Falls, Vermont. Seller has made available to Buyer a correct and complete copy of the Company’s deed and current owner’s title insurance policy for such Owned Real Property. There is no Leased Real Property. The Company owns fee title to the Owned Real Property free and clear of all Liens other than Permitted Liens. To the Knowledge of Seller, the Owned Real Property complies in all material respects with applicable zoning requirement or related permits and approvals.

(j) Intellectual Property. Seller has made available to Buyer a correct and complete copy of each: (i) registration that has been issued to the Company with respect to any of its Intellectual Property; (ii) application for registration that the Company has made with respect to any of its Intellectual Property; and (iii) material license, agreement or other permission that the Company has granted to any third party with respect to any of its Intellectual Property. To the Knowledge of Seller, the conduct of the business of the Company does not (x) infringe any other Person’s copyright, trade secret right, right of privacy, right in personal data, patent, trademark or other intellectual property right or (y) give rise to any claim of unfair competition under any applicable law. The Company has or will have valid rights to use all computer programs used in the Company’s Ordinary Course of Business. To the Knowledge of the Seller, no Person is infringing, misappropriating or otherwise violating the Company’s Intellectual Property.

(k) Contracts. The Company is not a party to or bound by any agreement, contract or commitment of the following type (collectively, the “Material Contracts”):

(i) any loan agreement, credit facility, mortgage, security agreement, pledge agreement, deed of trust, indenture, bond, note, guaranty, surety, trust agreement or other agreement or instrument relating to (A) the borrowing of money or obtaining an extension of credit to the Company or (B) the loaning of money or granting an extension of credit by the Company;

(ii) any agreement that subjects the Company to restrictions on the competitive conduct of its business or prohibits or otherwise restricts the Company from soliciting customers;

(iii) any joint venture, partnership, royalty or similar agreement involving the sharing of profits or expenses with any third party;

(iv) any business acquisition or divestiture agreement (or any letter of intent, term sheet or draft agreement relating to any such pending transaction);

(v) any other contract, agreement or commitment with respect to which the aggregate amount that could reasonably be expected to be paid by the Company would exceed One Million Dollars ($1,000,000) in any twelve (12)-month period following the Agreement Date; or

(vi) any guaranty of any liability or obligation of any other Person.

Seller has made available to Buyer a correct and complete copy of each Material Contract (or a written summary if oral). Each of the Material Contracts is in full force and effect, the Company and, to the Knowledge of Seller, all other parties to the Material Contracts have, in all material respects, performed its obligations and are not in default under any of the Material Contracts and the Company has not given or received any notice of default under any of the Material Contracts.

(l) Litigation. Neither the Company nor any of its assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge or a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect. To the Knowledge of Seller, there is no litigation, claim, suit, proceeding or investigation threatened against the Company or any of its assets by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction the subject of which would have a Material Adverse Effect.

(m) Employees. The Company is not party to any collective bargaining agreements with any of its employees. There is no labor union organization activity pending or, to the Knowledge of Seller, threatened with respect to the Company. No employee of the Company has been granted the right to (i) continued employment by the Company or (ii) any material compensation following termination of employment with the Company.

(n) Employee Benefits. Seller has made available to Buyer a correct and complete copy of each Employee Benefit Plan that the Company maintains or to which the Company contributes. To the Knowledge of Seller, each such Employee Benefit Plan complies in form and in operation with the terms of such Employee Benefit Plan and the applicable requirements of ERISA and the Code and has been maintained and administered in accordance with ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect. All employer contributions and employee salary reduction contributions that are due have been made when due within the time periods prescribed by the Code and ERISA to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service (or may rely on an opinion letter issued by the Internal Revenue Service with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance) to the effect that it meets the requirements of Code Section 401(a) and, to the Knowledge of Seller, there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan. There have been no “prohibited transactions” as defined under ERISA or the Code with respect to any such Employee Benefit Plan. To the Knowledge of the Seller, there has been no breach of fiduciary duty by any person who is a fiduciary of any Employee Benefit Plan.

(o) Environmental, Health and Safety Matters. To the Knowledge of Seller, Seller, the Company and their respective assets are in compliance with Environmental, Health and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect. To the Knowledge of Seller, neither Seller nor the Company has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements relating to Seller, the Company or their respective assets the subject of which would have a Material Adverse Effect.

(p) Powers of Attorney. The Company has no outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company’s officers or employees.

(q) Insurance. Seller has made available to Buyer a correct and complete list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, business interruption and other forms of insurance of any kind relating to the Company’s business. If requested by Buyer, Seller has made available to Buyer a correct and complete copy of any such policy or a summary of any such policy. All such policies: (i) are in full force and effect; (ii) are valid, outstanding and enforceable policies; and (iii) insure against risks of a kind, and in an amount, consistent with the past practice of the Company.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Agreement Date and the Closing:

(a) General. Each of the Parties shall use such Party’s commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below, such as Seller satisfying all requirements listed in the applicable title commitment within the control of and reasonably required to be satisfied by Seller in connection with the Closing condition in Section 6(a)(viii) below). Without limiting the foregoing, Seller shall call and hold a meeting of the shareholders of Seller for the purpose of obtaining their approval of this Agreement and the transactions contemplated hereby. In connection with such meeting, Seller shall as promptly as reasonably practicable: (i) prepare and file with the SEC the Proxy Statement; (ii) respond to any comments received from the SEC with respect to such filing; (iii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by the Securities Exchange Act; and (iv) use commercially reasonable efforts to have cleared by the SEC and thereafter mail to the shareholders of Seller the Proxy Statement and all other customary proxy or other materials for such meetings. Buyer shall cooperate with Seller in connection with the foregoing, including furnishing Seller upon request with any and all information as may be required to be set forth in the Proxy Statement under the Securities Exchange Act.

(b) Notices and Consents. As reasonably requested by Buyer, Seller shall cause the Company to give any notices to any third party that is, and shall use commercially reasonable efforts to obtain any third party consents from, a party to any agreement, contract or commitment to which the Company is a party as required by such agreement, contract or commitment in connection with the transactions contemplated by this Agreement. Each of the Parties shall (and Seller shall cause the Company to) give any notices to or make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents or approvals of, governments and governmental agencies in connection with the transactions contemplated by this Agreement.

(c) Operation of Business. Seller shall cause the Company not to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned).

(d) Full Access. Seller shall cause the Company to permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company. Any information obtained by Buyer or any of its representatives as the result of such access (or otherwise under this Agreement) shall be subject to the provisions of the Confidentiality Agreement.

(e) Notice of Developments by Seller. Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations or warranties in Section 4 above. Without limiting Buyer’s right, if applicable, to terminate this Agreement pursuant to Section 10(a)(ii) below by reason of such development (if Buyer elects to exercise that right within the period of five (5) business days referred to in Section 10(a)(ii) below), any written notice pursuant to this Section 5(e) shall be deemed to: (i) supplement the Disclosure Schedule; (ii) qualify the representations and warranties contained in Section 4 above; and (iii) cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Notwithstanding the foregoing, no disclosure by any Party with respect to any development causing a breach of any of the representations or warranties in Section 3 above shall be deemed to (x) amend or supplement the Disclosure Schedule with respect thereto or (y) prevent or cure any such misrepresentation or breach of warranty.

(f) Notice of Developments by Buyer. Buyer shall immediately notify Seller of any Material Adverse Change or any development, effect or change that would be materially beneficial to the business of the Company taken as a whole, including furnishing Seller with any and all information as may be required to be set forth in the Proxy Statement under the Securities Exchange Act.

6. Conditions to Obligations to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) above and Section 4 above being true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the Closing Date, it being understood that this condition shall not apply to any untrue or incorrect representations or warranties set forth in Section 4 above if Buyer Knew that such representations or warranties were untrue or incorrect;

(ii) Seller having performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there not being any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Seller having delivered to Buyer a certificate to the effect that the conditions specified in Sections 6(a)(i)-(iii) above are satisfied in all respects;

(v) relevant parties having entered into and delivered among one another the Custom Manufacturing and Supply Agreement;

(vi) approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller;

(vii) Seller having delivered to Buyer duly signed resignations, effective immediately after the Closing, of Russell Bergen and Stephen Loomis as officers or directors of the Company;

(viii) the Title Company having committed to deliver contemporaneously with the Closing, at Buyer’s sole cost, an owner’s policy of title insurance on the Owned Real Property in accordance with its title commitment and with no exceptions to title other than Permitted Liens or as set forth in such title commitment; and

(ix) Seller having obtained from Comerica Bank the termination of that certain Amended and Restated Unconditional Guaranty, dated August 4, 2006, that related Deposit Account Control Agreement and any other related agreements by or involving the Company in favor of or for the benefit of Comerica Bank.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above being true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the Closing Date;

(ii) Buyer having performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there not being any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer having delivered to Seller a certificate to the effect that the conditions specified in Sections 6(b)(i)-(iii) above are satisfied in all respects;

(v) relevant parties having entered into and delivered among one another the Custom Manufacturing and Supply Agreement;

(vi) approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; and

(vii) Seller having obtained from Vermont Economic Development Authority the termination of that certain Guaranty, dated January 19, 2005, and any other related agreements by or involving Seller in favor of or for the benefit of Vermont Economic Development Authority.

Seller may waive any condition specified in this Section 6(b) if its executes a writing so stating at or prior to the Closing.

7. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Seller contained in Section 4 above shall survive the Closing and continue in full force and effect until twelve (12) months after the Closing Date. All of the representations and warranties of Seller and Buyer contained in Section 3 above shall survive the Closing and continue in full force and effect indefinitely thereafter, subject to any applicable statutes of limitation.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) From and after the Closing, in the event Buyer suffers any Adverse Consequences as a result of a breach by Seller of Seller’s representations or warranties in Section 3(a) above and Buyer makes a written claim for indemnification against Seller pursuant to Section 11(g) below, then Seller shall indemnify Buyer for, from and against such Adverse Consequences; provided, however, that Seller shall have no such obligation (A) until Buyer has suffered Adverse Consequences by reason of all such breaches by Seller amounting to at least Fifty Thousand Dollars ($50,000) or (B) to the extent it would involve payment by Seller of any amount that is in excess of the Purchase Price.

(ii) From and after the Closing, in the event Buyer suffers any Adverse Consequences as a result of a breach by Seller of its representations and warranties in Section 4 above and Buyer makes a written claim for indemnification against Seller pursuant to Section 11(g) below, then Seller shall indemnify Buyer for, from and against such Adverse Consequences; provided, however, that Seller shall have no such obligation: (A) until Buyer has suffered Adverse Consequences by reason of all such breaches by Seller amounting to at least Fifty Thousand Dollars ($50,000); (B) to the extent it would involve payment by Seller of any amount that is in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (C) if Buyer Knew that such representations or warranties were breached by Seller.

(c) Indemnification Provisions for Seller’s Benefit. From and after the Closing, in the event Seller suffers any Adverse Consequences as a result of a breach by Buyer of its representations and warranties in Section 3(b) above and Seller makes a written claim for indemnification against Buyer pursuant to Section 11(g) below, then Buyer shall indemnify Seller for, from and against such Adverse Consequences.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of such Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner the Indemnified Party reasonably may deem appropriate.

(iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld, delayed or conditioned).

(e) Determination of Adverse Consequences. All indemnification payments under this Section 7 shall be (i) paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party and (ii) deemed adjustments to the Purchase Price.

(f) Exclusive Remedy for Breach of Representations and Warranties. Buyer and Seller acknowledge and agree that, except in the case of fraud, the foregoing indemnification provisions in this Section 7 shall be the exclusive remedies, as applicable, of Seller and Buyer with respect the breach of any representation or warranty under this Agreement.

(g) Waiver of Consequential Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, WHETHER FOR BREACH OF CONTRACT, IN TORT, NEGLIGENCE, WARRANTY OR STRICT LIABILITY, OR OTHERWISE, FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, SUCH AS LOSSES OF REVENUES OR PROFITS, IN ANY WAY RELATED TO A BREACH OF ANY COVENANT, REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT.

8. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Seller shall indemnify Buyer and hold Buyer harmless from and against (without duplication) any loss, claim, Liability, expense or other damage directly attributable to: (i) Taxes (or the non-payment thereof) of the Company for all Taxable periods beginning on March 22, 2004 and ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”); (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member beginning on March 22, 2004 and ending on or prior to the Closing Date, including pursuant to Treasury Regulation §1502-6 or any corresponding provision in state, local or foreign law; and (iii) Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring beginning on March 22, 2004 and occurring on or before the Closing Date; provided, however, that Seller shall be liable under this Section 8(a) only to the extent that such Taxes exceed the amount, if any, reserved for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Final Closing Balance Sheet and taken into account in determining any Purchase Price adjustment pursuant to Section 2(e)(ii) above. Seller shall reimburse Buyer for any Taxes of Company that are the responsibility of Seller pursuant to this Section 8(a) within fifteen (15) business days after payment of such Taxes by Buyer.

(b) Audits. Seller shall allow Buyer and the Company and their counsel to participate at Buyer’s and the Company’s expense in any audit of Seller’s consolidated federal Income Tax Returns to the extent such returns relate directly to the Company. Seller shall not settle any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) Straddle Period. In the case of any Taxable period that includes (but does not end on) the business day prior to the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Responsibility for Filing Tax Returns. Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation §1.1502-13 and any excess loss account taken into income under Treasury Regulation §1.1502-19) on Seller’s consolidated federal Income Tax Returns for all periods through the end of the Closing Date and pay any federal Income Taxes attributable to such income. Buyer shall (and Buyer shall, following the Closing, cause the Company to) furnish Tax information to Seller for inclusion in Seller’s federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. For all tax periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller’s consolidated federal Income Tax Return and, in jurisdictions requiring separate reporting from Seller, to file separate state and local Income Tax Returns. All such Income Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall cause the Company to file Tax Returns for all periods other than periods ending on or before the Closing Date; provided, however, that no such Tax Return as to which Seller may have any liability shall be filed (i) until Seller has had the opportunity, for at least twenty (20) business days to review such Tax Return and (ii) without incorporation of such changes thereto as Seller may reasonably request (so long as the same are consistent, to the extent applicable, with the past practice of the Company).

(e) Cooperation on Tax Matters.

(i) The Parties shall cooperate fully (and Buyer shall, following the Closing, cause the Company to cooperate fully) to the extent reasonably requested by any Party in connection with the filing of any Tax Returns as to which Seller may have any liability under this Section 8 and any audit, litigation or other proceeding with respect to Taxes payable with respect thereto. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (and Buyer shall, following the Closing, cause the Company) to (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and abide by all record retention agreements entered into with any taxing authority and (B) give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, allowing such Party to take possession of such books and records.

(ii) Buyer and Seller further agree (and Buyer shall, following the Closing, cause the Company), upon request, to (A) use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby) and (B) provide any Party with all information that such Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(f) Tax Sharing Agreements. Seller shall cause (i) all Tax sharing agreements or similar agreements with respect to or involving the Company to be terminated as of the business day prior to the Closing Date and, (ii) thereafter, the Company not to be bound thereby or to have any Liability thereunder for past, present or future Taxes.

(g) Responsibility for Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Parties or the Company in connection with consummation of the transactions contemplated by this Agreement shall be shared and paid equally by the Parties when due, and the Parties shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges at their own respective expense. If required by applicable law, the Parties shall join in the execution of any such Tax Returns and other documentation.

(h) Code Section 338(h)(10) Election. Buyer and Seller shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local or foreign Tax law) or any similar Tax election in connection with the purchase of the Shares. Seller will pay any Tax attributable to such election and will indemnify Buyer and the Company against Adverse Consequences arising out of any failure to pay such Tax. The Parties agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the Treasury Regulations thereunder. Buyer, Seller and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values. The Parties shall cooperate fully with each other in connection with the making any such election.

9. Employee Benefits. Seller shall take all action and do all things necessary after the Closing to permit an employee of the Company as of the Closing Date to submit claims for benefits under the provisions of Seller’s Employee Welfare Benefit Plans for which such employee was eligible, it being understood that such claims must be timely submitted in accordance with, and are subject to, the applicable terms and conditions of such Employee Welfare Benefit Plans. Buyer shall (and Buyer shall, following the Closing, cause the Company to) after the Closing inform employees of the Company as of the Closing Date that they should submit such claims as soon as possible following the Closing Date. Seller shall be responsible after the Closing for any filing with any government or governmental agency required by applicable law with respect to such Employee Welfare Benefit Plans. Buyer shall (and Buyer shall, following the Closing, cause the Company to) after the Closing cooperate fully with Seller in providing information for such filings. Each Party shall indemnify the other Party and hold the other Party harmless from and against (without duplication) any loss, claim, Liability, expense or other damage directly attributable to any breach of its obligations under this Section 9.

10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous five (5) business days given Buyer any notice pursuant to Section 5(e) above and (B) the development that is the subject of such notice has had a Material Adverse Effect;

(iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of such breach and such breach has continued without cure for a period of thirty (30) days after such notice, it being understood that this right shall not apply to any breach of any representations or warranties set forth in Section 4 above if Buyer Knew that such representations or warranties were breached by Seller, or (B) the Closing has not occurred on or before October 1, 2007, by reason of the failure of any condition precedent under Section 6(a) above (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

(iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event (A) Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller have notified Buyer of such breach and such breach has continued without cure for a period of thirty (30) days after such notice or (B) the Closing has not occurred on or before October 1, 2007, by reason of the failure of any condition precedent under Section 6(b) above (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

(b) Amount Payable by Buyer. If this Agreement is terminated by Seller pursuant to Section 10(a)(iv) above, then Buyer shall pay to Seller One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Break-up Fee”) within two (2) business days of such termination by wire transfer of same day funds. The Parties agree and acknowledge that it would be extremely difficult to calculate with precision Seller’s actual damages resulting from such termination and that the Break-up Fee constitutes the Parties’ good faith effort to arrive at appropriate liquidated damages for such termination and does not constitute a penalty.

(c) Amount Payable by Seller. If this Agreement is terminated by Buyer pursuant to Section 10(a)(ii) above or Section 10(a)(iii) above or by Seller pursuant to Section 10(a)(iv)(B) above by reason of the failure of the condition precedent under Section 6(b)(vi) above (i.e., the condition precedent of approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller), then Seller shall reimburse Buyer for the amount of all out-of-pocket expenses reasonably incurred by Buyer through the date of such termination related to this Agreement and the transactions contemplated hereby (the “Expenses”) within two (2) business days of Seller’s receipt from Buyer of reasonable supporting documentation for the Expenses by check or wire transfer of same day funds.

(d) Effect of Termination. If this Agreement is terminated pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach of a covenant contained in this Agreement and, if applicable, Buyer’s obligation to pay to Seller the Break-up Fee pursuant to Section 10(b) above or Seller’s obligation to reimburse Buyer for the Expenses pursuant to Section 10(c) above); provided, however, that this Section 10(d), Section 11 and the Confidentiality Agreement shall survive any termination of this Agreement.

11. Miscellaneous.

(a) Public Announcements. No Party shall issue any press release or make any public announcement relating to this Agreement or its subject matter without the prior written approval of the other Party; provided, however, that (i) Seller may make any public disclosure in accordance with Section 5(a) and (ii) any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect unless and until the occurrence of a Closing.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing, addressed to the intended recipient as set forth below, and shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

If to Seller:

Michael K. Perry

CardioDynamics International Corporation

6175 Nancy Ridge Drive, Suite 300

San Diego, California 92121

Facsimile: (858) 535-0055

with a copy (not constituting notice) to:

David R. Snyder, Esq.

Pillsbury Winthrop Shaw Pittman LLP

501 W. Broadway, Suite 1100

San Diego, California 92101

Facsimile: (619) 236-1995

If to Buyer:

Rich Kalich, President

Medical Device Partners, Inc.

9 Lovell Drive

Bellows Falls, Vermont 05101-1556

Facsimile: (802) 463-9318

with a copy (not constituting notice) to:

Stephen M. Magowan, Esq.

Gravel and Shea

76 St. Paul Street, 7th Floor

Burlington, Vermont 05401

Facsimile: (802) 658-1456

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.” Any terms defined in the singular shall have a comparable meaning when used in the plural and vice-versa.

(l) Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(m) Buyer Waiver Due to Knowledge. WHETHER OR NOT THE CLOSING HAS OCCURRED, BUYER HEREBY FOREVER WAIVES ANY RIGHT IT MAY HAVE UNDER THIS AGREEMENT, AND IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY DAMAGES, AS A RESULT OF ANY BREACH BY SELLER OF ANY OF THE REPRESENTATIONS OR WARRANTIES IN SECTION 4 ABOVE IF BUYER KNEW THAT SUCH REPRESENTATIONS OR WARRANTIES WERE BREACHED BY SELLER.

(n) Incorporation of Exhibits and Disclosure Schedule. The Exhibits identified in this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Agreement Date.

BUYER:		SELLER:

MEDICAL DEVICE PARTNERS, INC.		CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/S/ RICHARD L. KALICH	By:	/S/ MICHAEL K. PERRY
Name:	Richard L. Kalich	Name:	Michael K. Perry
Title:	President of Vermed	Title:	Chief Executive Officer

GLOSSARY

“5/31/07 Working Capital Amount” has the meaning set forth in Section 2(e)(i)(B) of the Agreement.

“Adverse Consequences” means all actions, suits, proceedings, claims, demands, judgments, orders, decrees, rulings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens and expenses (including court costs and reasonable attorneys’ fees and expenses).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Agreement Date” has the meaning set forth in the preamble to the Agreement.

“Auditor” has the meaning set forth in Section 2(e)(ii)(C) of the Agreement.

“Break-up Fee” has the meaning set forth in Section 10(b) of the Agreement.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Buyer Knew” means Rich Kalich or any other employee of the Company as of the Agreement Date who acquires a direct or indirect equity interest in Buyer on or prior to the Closing Date had actual knowledge or constructive knowledge, without independent investigation, as of the Agreement Date.

“Closing” has the meaning set forth in Section 2(c) of the Agreement.

“Closing Date” has the meaning set forth in Section 2(c) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to the Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 7, 2007, between Seller and Buyer.

“Custom Manufacturing and Supply Agreement” means the form of Custom Manufacturing and Supply Agreement, dated as of the Closing Date, between Seller and the Company attached hereto as Exhibit B.

“Disclosure Schedule” means that certain Disclosure Schedule to be delivered to Buyer by Seller concurrently with entering into the Agreement, which shall disclose exceptions to the representations and warranties made by Seller under Sections 3(a) and 4 of the Agreement arranged in sections corresponding to the numbered and lettered subsections of such Sections 3(a) and 4, it being understood that the disclosures in any subsection of the Disclosure Schedule shall qualify other subsections of such Sections 3(a) and 4 to the extent it is reasonably apparent that such disclosure is applicable to such other subsections.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health and Safety Requirements” means all federal, state and local statutes, regulations and ordinances concerning public health and safety, worker health and safety and pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2(e)(i)(A) of the Agreement.

“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2(e)(i)(A) of the Agreement.

“Expenses” has the meaning set forth in Section 10(c) of the Agreement.

“Final Closing Balance Sheet” has the meaning set forth in Section 2(e)(ii)(D) of the Agreement.

“Final Closing Working Capital Amount” has the meaning set forth in Section 2(e)(ii)(D) of the Agreement.

“Financial Statements” has the meaning set forth in Section 4(e) of the Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Income Tax” means any federal, state or local income Tax measured by or imposed on net income, including any interest, penalty or addition thereto.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 7(d)(i) of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 7(d)(i) of the Agreement.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign: (a) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof; (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter; (d) rights of publicity; (e) computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data and technology supporting the foregoing, as well as all documentation, including user manuals and training materials, related to any of the foregoing; (f) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies; (g) rights of privacy and rights to personal information; (h) telephone numbers and Internet protocol addresses; and (i) all rights in the foregoing and in other similar intangible assets.

“Knowledge of Seller” means actual knowledge or constructive knowledge, without independent investigation, of Michael Perry and Stephen Loomis, it being understood that “constructive knowledge” is limited to knowledge of those matters for which such Persons would have had actual knowledge in their Ordinary Course of Business (without any investigation, inquiry, analysis or other affirmative steps to obtain such actual knowledge) but for a failure to follow such Ordinary Course of Business.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is used in the business of the Company as of the Agreement Date.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than: (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (b) purchase money liens and liens securing rental payments under capital lease arrangements; and (c) other liens arising in the ordinary course of business (or, in the case of the Company, the Ordinary Course of Business) and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of the Company taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any effect or change (including any loss of assets, contracts, employees, assets, customers, financing sources or business prospects resulting therefrom) arising from or relating to (1) general business or economic conditions, (2) developments, trends or conditions related to the industries in which the Company operate (including the medical equipment industry), (3) national or international political or social conditions (including civil unrest, war or terrorism), (4) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) GAAP and interpretations thereof, (6) any laws, rules, regulations, orders, directives or policies issued or proposed by any governmental entity or employee or any elected representative or appointed official (including, in each case, as to any Tax or related matters) or (7) the announcement or execution of the Agreement or any of the other agreements, transactions or arrangements contemplated hereby or the taking of any action contemplated by the Agreement or any of the other agreements, transactions or arrangements contemplated hereby; (b) any effect or change with respect to which Buyer has knowledge as of the Agreement Date; and (c) any effect or change that is substantially cured before the earlier of (1) the Closing Date or (2) the date on which the Agreement is terminated pursuant to Section 10(a) of the Agreement.

“Material Contracts” has the meaning set forth in Section 4(k) of the Agreement.

“Most Recent Financial Statements” has the meaning set forth in Section 4(e) of the Agreement.

“Most Recent Fiscal Month-End” has the meaning set forth in Section 4(e) of the Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and used in the business of the Company.

“Parties” has the meaning set forth in the preamble to the Agreement.

“Permitted Lien” means any easement, right of way or any similar encumbrance with respect to the Owned Real Property (including any so-called “Exhibit B” or “Schedule B” matters on the title commitment to be provided as contemplated by Section 6(a)(viii) above) and any imperfection of title or other Lien that, individually or in the aggregate with other such imperfections and Liens, would not have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 8(a) of the Agreement.

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 2(e)(ii)(A) of the Agreement.

“Proxy Statement” means the proxy statement to be filed by Seller with the SEC pursuant to the Securities Exchange Act in connection with seeking the approval of the Agreement and the transactions contemplated hereby by the shareholders of Seller.

“Purchase Price” has the meaning set forth in Section 2(a) of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Shares” has the meaning set forth in the recitals to the Agreement.

“Singer” has the meaning set forth in Section 2(e)(ii)(C) of the Agreement.

“Straddle Period” has the meaning set forth in Section 8(c) of the Agreement.

“Tax” means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7(d)(i) of the Agreement.

“Title Company” means Lawyers’ Title Company or, if Lawyers’ Title Company is unwilling, any other title company reasonably acceptable to Buyer willing to issue the title insurance policy contemplated by Section 6(a)(viii) above.

“Treasury” means the United States Department of the Treasury.

APPENDIX B

30 Madison Avenue 5th Floor New York, NY 10017 Tel 212-869-5600 Fax 212 869-6418

June 25, 2007

The Board of Directors

CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, CA 92121

Members of the Board:

We understand that Medical Device Partners, Inc. (“MDP” or “Purchaser”), a Vermont corporation, and CardioDynamics International Corporation, a California corporation (“CardioDynamics” or the “Company”), propose to enter into a Stock Purchase Agreement (the “Agreement”), pursuant to which, subject to the terms and conditions of the Agreement, MDP will purchase from CardioDynamics all of the outstanding shares of capital stock (the “Stock”) of Vermed, Inc. (“Vermed”), a Vermont corporation and a wholly-owned subsidiary of the Company (the “Transaction”).

Pursuant to the Agreement, we understand that at the Closing (as defined in the Agreement), the Stock will be exchanged for the sum of $8,000,000 (the “Purchase Price”), subject to adjustments provided for in the Agreement.

We have served as the Company’s financial adviser in connection with the Transaction. As contemplated by our engagement letter with the Company dated January 12, 2006, you have asked us whether, in our opinion, the Purchase Price is fair to the Company from a financial point of view.

For purposes of this opinion we have, among other things:

1.	Reviewed a draft Agreement dated as of June 21, 2007 (including the draft disclosure schedules thereto) and participated in certain negotiations with MDP;

2.	Reviewed certain financial, business and other information about Vermed that was publicly available or provided to Cain Brothers by the Company and/or Vermed;

3.	Reviewed certain internal financial and operating information, including financial forecasts and projections for Vermed on a stand-alone basis that were provided to Cain Brothers by the Company and/or Vermed, taking into account (a) Vermed’s historical and current fiscal year financial performance, (b) Vermed’s five-year forecasts which include certain adjustments post-closing of the Transaction to reflect Vermed as an independent, stand-alone entity, and (c) the terms of certain of Vermed’s key customer contracts;

4.	Held discussions with the Company’s and Vermed’s management regarding Vermed’s prospects and financial outlook and the operating plans of Vermed, including without limitation, the risks and uncertainties of Vermed continuing to operate as a subsidiary of the Company;

5.	Reviewed the valuation in the public market of companies in lines of business that Cain Brothers deemed similar to that of Vermed in market, services offered and/or size;

6.	Reviewed public information with respect to recent acquisition transactions that Cain Brothers deemed comparable to the proposed Transaction;

7.	Performed discounted cash flow analyses based on Vermed’s five-year forecast;

The Board of Directors

CardioDynamics International Corporation

June 25, 2007

8.	Solicited interest from certain prospective candidates to a strategic transaction involving Vermed or the Company, selected by the Company in consultation with us, and analyzed their responses; and

9.	Reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Vermed, nor have we been furnished with any such valuation or appraisal. We are not legal or tax advisors and have relied upon the Company and its legal and tax advisors to make their own assessment of all legal and tax matters relating to the Company and the Transaction.

With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company and Vermed of its future competitive, operating and regulatory environments and related financial performance of Vermed. We have discussed such projections and estimates, and the assumptions on which they were based, with the Company’s and Vermed’s senior management but we assume no responsibility for and express no view as to such projections or estimates or the assumptions on which they were based.

We have neither reviewed the books and records of Vermed nor conducted a physical inspection of the properties or facilities of Vermed. We have assumed that the executed version of the Agreement and the related other agreements will not differ in any material respect from the last draft we reviewed, and that the Transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring after the date hereof.

This opinion does not constitute a recommendation to any director or stockholder of the Company as to how any such director or stockholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction. Further, we do not express any opinion on the terms of the proposed Custom Manufacturing and Supply Agreement expected to be entered into between the Company and Vermed in connection with the Transaction, nor, with the concurrence of the Company’s management who have advised us that it does not detract from the value of the Purchase Price, have we taken the Custom Manufacturing and Supply Agreement into account in rendering our opinion.

Our opinion addresses only the fairness of the Purchase Price to the Company from a financial point of view and we do not express any views on any other terms of the Transaction, including without limitation any possible reduction in the Purchase Price based upon the adjustments provided for in the Agreement or otherwise.

The Board of Directors

CardioDynamics International Corporation

June 25, 2007

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Agreement and, except for inclusion of this letter in its entirety in a proxy statement of the Company relating to the Transaction, may not be used, summarized, excerpted from or quoted for any purpose without our prior written consent.

In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the holders of stock of the Company or any other third party. We have acted as financial advisor to the Company in connection with the Transaction and we will receive a fee for such services, a portion of which will be paid upon delivery of this opinion and a portion of which is contingent upon the successful consummation of the Transaction. In addition, the Company has agreed to reimburse us for our expenses and to indemnify us for certain liabilities that may arise out of this engagement.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price to be received by the Company in the Transaction is fair to the Company from a financial point of view.

Very truly yours,

CAIN BROTHERS & COMPANY, LLC

By:	/s/ Robert J. Fraiman, Jr.

Robert J. Fraiman, Jr.

Managing Director

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James C. Gilstrap and Michael K. Perry, jointly and severally, as proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of CardioDynamics International Corporation to be held on [                    ], August [    ], 2007 or at any postponement or adjournment thereof, as specified below, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4. To vote in accordance with the Board of Directors recommendations just sign below, no boxes need to be checked.

1. To approve the sale of our Vermed subsidiary to the management of that subsidiary, pursuant to a Stock Purchase Agreement dated June 25, 2007.

☐ Vote FOR	☐ Vote AGAINST	☐ ABSTAIN

2. To elect six Directors:

Nominees:
James C. Gilstrap	Robert W. Keith	Richard O. Martin

B. Lynne Parshall	Michael K. Perry	Jay A. Warren

☐	Vote FOR all nominees above (except as withheld in the space below)

☐	Vote WITHHELD from all nominees

Instruction: To withhold authority to vote for any individual nominee, check the box “Vote FOR” and write the nominee’s name for whom you wish to withhold your vote on the line below.

3. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2007.

☐ Vote FOR	☐ Vote AGAINST	☐ ABSTAIN

4. To approve the postponement or adjournment of the Annual Meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the proposed sale of Vermed.

☐ Vote FOR	☐ Vote AGAINST	☐ ABSTAIN

[Signatures continued on following page]

Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1, 2 3 and 4 and will be voted by the proxy holders at their discretion as to any other matters properly transacted at the Annual Meeting or any postponement or adjournment thereof.

Dated: , 2007

Signature of Shareholder

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Title (if appropriate)

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